UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Elanco Animal Health Incorporated
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2020	Notice of Annual Meeting of Shareholders and Proxy Statement

ELANCO ANIMAL HEALTH INCORPORATED

2500 Innovation Way

Greenfield, Indiana 46140

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 21, 2020

The 2020 Annual Meeting of Shareholders of ELANCO ANIMAL HEALTH INCORPORATED, an Indiana corporation (the “company” or “Elanco” or “we” or “our”), will be a virtual meeting of shareholders, conducted via live audio webcast at www.virtualshareholdermeeting.com/ELAN2020 on Thursday, May 21, 2020, at 8:00 a.m. Eastern Time (the “meeting”), to consider and act upon the following matters:

  Items of Business

1.	Election of the three directors named in this proxy statement to serve three-year terms.
2.	Ratification of the appointment of Ernst & Young LLP as the company’s principal independent auditor for 2020.
3.	Non-binding vote on the compensation of named executive officers.
4.	Transaction of such other business as may properly come before the meeting.

  Voting

Only shareholders of record at the close of business on March 16, 2020 are entitled to notice of, and to vote at, the meeting. At least five days prior to the meeting, a complete list of shareholders will be available for inspection by any shareholder entitled to vote at the meeting, during ordinary business hours, at the office of the Secretary of the company at 2500 Innovation Way, Greenfield, Indiana 46140. You are cordially invited to participate in the meeting via live audio webcast and vote on the business items described in this proxy statement. Regardless of whether you expect to participate in the meeting online, please either complete, sign and date the enclosed proxy card and mail it promptly in the enclosed envelope, or vote electronically by telephone or the Internet as described in greater detail in the proxy statement. Returning the enclosed proxy card or voting electronically or telephonically will not affect your right to vote online if you participate in the meeting.

By Order of the Board of Directors

Michael-Bryant Hicks

Executive Vice President, General Counsel and Corporate Secretary

April 8, 2020

Even though you may plan to participate in the meeting online, please vote by telephone or the Internet, or execute the enclosed proxy card and mail it promptly. A return envelope (which requires no postage if mailed in the United States) is enclosed for your convenience. Telephone and Internet voting information is provided on your proxy card. Should you participate in the meeting online, you may revoke your proxy and vote your shares electronically during the meeting.

PROXY STATEMENT

ELANCO ANIMAL HEALTH INCORPORATED

2500 Innovation Way

Greenfield, Indiana 46140

2020 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Elanco Animal Health Incorporated (the “Board”), an Indiana corporation, to be voted at the 2020 Annual Meeting of Shareholders, which we refer to as the “annual meeting” or the “meeting,” and any adjournment or postponement of the meeting. The meeting will be a virtual meeting, conducted via live audio webcast on Thursday, May 21, 2020, at 8:00 a.m. Eastern Time, for the purposes contained in the accompanying Notice of Annual Meeting of Shareholders and as set forth in this proxy statement. On April 8, 2020, we made this proxy statement and form of proxy available online and mailed to our shareholders a notice containing instructions on how to access this proxy statement and our 2020 Annual Report.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 21, 2020: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com. (All website addresses given in this document are for informational purposes only and are not intended to be an active link or to incorporate any website information into this document).

ELANCO ANIMAL HEALTH INCORPORATED - Proxy Statement	1

2020 PROXY SUMMARY

This summary highlights information contained in this proxy statement. This summary does not contain all of the information that you should consider, and you should carefully read the entire proxy statement before voting.

Annual Meeting of Shareholders

•	Time and Date: 8:00 a.m., Eastern Time, Thursday, May 21, 2020

•	Place: Audio webcast at www.virtualshareholdermeeting.com/ELAN2020

•	Record Date: Close of business on March 16, 2020

•	Voting: Shareholders as of the record date are entitled to vote; each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals

Voting Matters and Board Recommendations

Matter		Board Recommendation
1.	Election of the three directors named in this proxy statement	FOR EACH NOMINEE
2.	Ratification of the appointment of Ernst & Young LLP as the company’s principal independent auditor for 2020	FOR
3.	Non-binding vote on the compensation of named executive officers	FOR

ELECTION OF DIRECTORS: Board Nominees

Name	Age	Director Since	Committee Memberships	Principal Occupation
Michael J. Harrington	57	2018	Finance	Former Senior Vice President and General Counsel, Eli Lilly & Company
Deborah T. Kochevar	63	2019	Compensation Nominating and Corporate Governance	Senior Fellow and Dean Emerita, Tufts University
Kirk P. McDonald	53	2019	Compensation Nominating and Corporate Governance	Chief Business Officer, Xandr, AT&T

DIRECTORS CONTINUING IN OFFICE

Terms expiring in 2021

Name	Age	Director Since	Committee Memberships	Principal Occupation
Art A. Garcia	59	2019	Audit Finance	Former Executive Vice President and CFO, Ryder System, Inc.
Denise Scots-Knight	60	2019	Compensation Finance	CEO and Co-Founder, Mereo BioPharma Group plc
Jeffrey N. Simmons	52	2018	Finance	President and CEO, Elanco Animal Health Incorporated

Terms expiring in 2022

Name	Age	Director Since	Committee Memberships	Principal Occupation
Kapila K. Anand	66	2018	Audit (Chair) Finance	Retired Partner, KPMG
John P. Bilbrey	63	2019	Finance (Chair) Audit	Former CEO and President, The Hershey Co.
R. David Hoover (Chairman of the Board)	74	2018	Audit Nominating and Corporate Governance (Chair)	Former CEO, Ball Corp.
Lawrence Kurzius	62	2018	Compensation (Chair) Finance	Chair, President and CEO, McCormick & Company

ELANCO ANIMAL HEALTH INCORPORATED - Proxy Statement	2

PROPOSAL TO RATIFY THE APPOINTMENT OF PRINCIPAL Independent AUDITOR for 2020

Although not required, we are asking shareholders to ratify the selection of Ernst & Young LLP as our principal independent auditor for 2020.

ADVISORY VOTE TO APPROVE COMPENSATION OF Named Executive Officers

Our named executive officers for this proxy statement are:

•	Jeffrey N. Simmons, President and Chief Executive Officer

•	Todd S. Young, Executive Vice President and Chief Financial Officer

•	David A. Urbanek, Executive Vice President, Manufacturing and Quality

•	David S. Kinard, Executive Vice President, Human Resources

•	Aaron Schacht, Executive Vice President, Innovation, Regulatory and Business Development

We are asking our shareholders to approve on an advisory basis the compensation of our named executive officers. Our Board recommends a FOR vote because we believe our compensation program aligns the interests of our named executive officers with those of our shareholders. We also believe that our compensation program achieves our compensation objective of rewarding management based upon individual and company performance and the creation of shareholder value over the long term. Although shareholder votes on executive compensation are non-binding, the Board and the Compensation Committee consider the results when determining whether any changes should be made to our compensation program and policies.

SEPARATION and EXCHANGE OFFER

Elanco was founded in 1954 as part of Eli Lilly & Company (“Lilly”). On September 24, 2018, we completed our initial public offering (the “IPO”), pursuant to which we issued and sold 19.8% of our total outstanding shares, with Lilly retaining the remaining shares. On March 11, 2019, Lilly completed an exchange offer pursuant to which it transferred its remaining holdings in us to its shareholders in exchange for shares of Lilly common stock. We refer to this transaction in this proxy statement as the “exchange offer” or the “separation.” Following the exchange offer, Lilly no longer owns any shares in us, and we are an independent, publicly traded company.

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ABOUT THE MEETING

1. Why Did I Receive this Proxy Statement?

Our Board is soliciting your proxy to vote at the meeting because you were a shareholder of our company as of March 16, 2020, or the “record date,” and are entitled to vote.

This proxy statement summarizes the information you need to know in order to cast a vote at the meeting.

2. What Am I Voting On?

You are voting on three items:

•	election of the three directors named in this proxy statement (see page 8);

•	ratification of the appointment of Ernst & Young LLP as our principal independent auditor for 2020 (see page 41); and

•	non-binding vote on the compensation of named executive officers (see page 43).

3. How Do I Vote?

Shareholders of record

If you are a shareholder of record, there are three ways to vote:

BY INTERNET www.proxyvote.com* You may also attend the annual meeting online, including to vote and/or submit questions, at www.virtualshareholdermeeting.com/ELAN2020
BY TELEPHONE toll-free 1-800-690-6903*
BY MAIL completing and returning your proxy card

*	The deadline to vote by telephone or Internet is 11:59 p.m. Eastern Time on May 20, 2020.

Street name holders

Shares of our common stock that are held in a brokerage account in the name of the broker are held in “street name.” If your shares are held in street name, you should follow the voting instructions provided by your broker. You may complete and return a voting instruction card to your broker or vote by telephone or the Internet. Check your voting instructions card for more information.

4. What Are the Voting Recommendations of the Board of Directors?

Matter	Board Recommendation
Election of the three directors named in this proxy statement	FOR EACH NOMINEE
Ratification of the appointment of Ernst & Young LLP as our principal independent auditor for 2020	FOR
Non-binding vote on the compensation of named executive officers	FOR

If you return a properly executed proxy card without instructions, the persons named as proxy holders will vote your shares in accordance with the recommendations of our Board.

5. Will Any Other Matters Be Voted On?

We do not know of any other matters that will be brought before the shareholders for a vote at the annual meeting. If any other matter is properly brought before the meeting, your signed or electronic proxy card gives authority to Michael-Bryant Hicks and Darlene Quashie Henry, or either of them, to vote your shares at their discretion.

ELANCO ANIMAL HEALTH INCORPORATED - Proxy Statement	4

ABOUT THE MEETING

6. Who Is Entitled to Vote at the Meeting?

Only shareholders of record at the close of business on the record date of March 16, 2020 are entitled to receive notice of and to participate in the annual meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares you held on that date at the meeting, or at any postponement or adjournment thereof.

7. How Many Votes Do I Have?

You will have one vote for each share of our common stock you owned at the close of business on the record date.

8. How Many Votes Can Be Cast By All Shareholders?

On the record date there were 398,799,023 outstanding shares of our common stock, each of which is entitled to one vote at the meeting. There is no cumulative voting.

9. How Many Votes Must Be Present to Hold the Meeting?

A majority of the outstanding shares entitled to vote, or approximately 199,399,512 shares of our common stock, represented in person or by proxy, shall constitute a quorum for the annual meeting.

If you vote or abstain on any matter, your shares will be part of the quorum. If you hold your shares in street name and do not provide voting instructions to your broker, but your broker has, and exercises, its discretionary authority to vote on at least one matter to be voted on at the meeting, your shares will be counted in determining the quorum for all matters to be voted on at the meeting. Brokers have discretionary authority with respect to the ratification of the appointment of the principal independent auditor, but do not have discretionary authority with respect to the other proposals. A “broker non-vote” occurs with respect to a matter to be voted on when a broker holding shares in street name submits a proxy for which the broker has not received voting instructions from the beneficial owner with respect to the matter and does not have discretionary authority to vote in the absence of instructions.

We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved.

10. What Vote Is Required to Approve Each Proposal?

With respect to Item 1, the directors to be elected at the meeting shall be chosen by the plurality of the votes cast by the holders of shares entitled to vote in the election at the meeting, provided a quorum is present.  A “plurality of the votes cast” means that the individuals with the highest number of votes are elected as directors up to the maximum number of directors to be elected. “Votes cast” excludes abstentions and any broker non-votes. Accordingly, abstentions and broker non-votes will have no effect on the election of directors. Brokers do not have discretionary authority with respect to the election of directors.

With respect to Items 2 and 3, each proposal will be approved if the votes cast for the proposal exceed those cast against the proposal at the meeting.

Abstentions or broker non-votes with respect to Items 2 and 3, if any, are not counted or deemed present or represented for determining whether shareholders have approved the proposal and will have no effect on the outcome of the vote. Brokers have discretionary authority with respect to the ratification of the appointment of the principal independent auditor. Brokers do not have discretionary authority with respect to the other proposals.

11. Can I Change My Vote or Revoke My Proxy?

Yes. You may change or revoke your proxy by sending in a new proxy card with a later date, or cast a new vote by telephone or Internet (not later than the deadline of 11:59 p.m. Eastern Time on May 20, 2020), or send a written notice of revocation to our

Corporate Secretary at the address on the cover of this proxy statement. If you attend the meeting, you may revoke your proxy at any time before the electronic polls close by submitting a later-dated vote online during the annual meeting.

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12. How Can I Attend the Annual Meeting?

We are pleased this year to conduct the 2020 annual meeting of shareholders solely online via the Internet. You are entitled to attend and participate in the virtual annual meeting only if you were an Elanco shareholder as of the close of business on March 16, 2020 or if you hold a valid proxy for the annual meeting.

Attending Online. If you plan to attend the annual meeting online, please be aware of what you will need to gain admission, as described below. If you do not comply with the procedures described here for attending the annual meeting online, you will not be able to participate at the annual meeting but may listen to the annual meeting webcast. Shareholders may participate in the annual meeting by visiting www.virtualshareholdermeeting.com/ELAN2020; interested persons who were not shareholders as of the close of business on March 16, 2020 may listen to, but not participate, in the annual meeting via www.virtualshareholdermeeting.com/ELAN2020.

To attend online and participate in the annual meeting, shareholders of record will need to use their control number to log into www.virtualshareholdermeeting.com/ELAN2020; beneficial shareholders who do not have a control number may gain access to the meeting by logging into their brokerage firm’s website and selecting the shareholder communications mailbox to link through to the annual meeting; instructions should also be provided on the voting instruction card provided by their broker, bank, or other nominee.

We encourage you to access the meeting prior to the start time. Please allow ample time for online check-in, which will begin at 7:45 a.m. Eastern Time. If you have difficulties during the check-in time or during the annual meeting, we will have technicians ready to assist you with any difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or course of the annual meeting, please call please call the technical support number that will be posted on the virtual shareholder meeting log-in page.

Asking Questions. Shareholders who wish to submit a question to Elanco for the meeting may do so in advance at www.proxyvote.com, and live during the meeting at www.virtualshareholdermeeting.com/ELAN2020.

13. How Will My Shares Be Voted if I Submit a Proxy Without Indicating My Vote?

If you submit a properly executed proxy without indicating your vote, your shares will be voted as follows:

•	FOR each director nominee named in this proxy statement;

•	FOR ratification of the appointment of Ernst & Young LLP as our principal independent auditor for 2020; and

•	FOR the approval, by non-binding vote, of the compensation of the company’s named executive officers.

ELANCO ANIMAL HEALTH INCORPORATED - Proxy Statement	6

GOVERNANCE

Overview of Our Corporate Governance

Our company is committed to the values of effective corporate governance and high ethical standards. These values are conducive to long-term performance and the Board reevaluates our policies on an ongoing basis to ensure they sufficiently meet the company’s needs. We believe our key corporate governance and ethics policies enable us to manage our business in accordance with the highest standards of business practice and in the best interests of our shareholders.

The following sections provide information about our governance profile, directors, including their qualifications, the director nomination process, and director compensation.

Board Independence	■ Eight out of ten of our directors are independent ■ Our CEO is the only management director
Board Composition

■   Currently, the Board has fixed the number of directors at ten

■   The Board regularly assesses its performance through Board and committee self-evaluation

■   The Nominating and Corporate Governance Committee leads the full Board in considering board competencies and refreshment in light of company strategy

Board Committees

■   We have four Board committees – Audit, Compensation, Nominating and Corporate Governance and Finance

■   Our Audit, Compensation, and Nominating and Corporate Governance Committees are composed entirely of independent directors

Leadership Structure	■ The Chairman of our Board is an independent director ■ The Chairman of our Board presides over all executive sessions of our Board
Risk Oversight	■ Our full Board is responsible for risk oversight, and has designated committees to have particular oversight of certain key risks. Our Board oversees management as management fulfills its responsibilities for the assessment and mitigation of risks and for taking appropriate risks
Open Communication	■ We encourage open communication and strong working relationships among the Chairman and other directors ■ Our directors have access to management and employees
Director Stock Ownership

■   Directors are expected to hold meaningful equity ownership positions in the company

■   A significant portion of director compensation is made in the form of company equity

■   Directors are prohibited from hedging, or using as collateral, their Elanco stock

Accountability to Shareholders

■   We use plurality voting in director elections

■   We have a classified Board with annual election of approximately 1/3 of directors

■   We have not adopted a shareholder rights plan (“poison pill”)

■   Shareholders can contact our Board or management through our website or by regular mail

Management Succession Planning

■   The Board actively monitors our succession planning and management development, and receives regular updates on employee engagement, diversity and retention matters

■   At least once per year, the Board reviews senior management succession and development plans

Corporate Responsibility	■ The Board, through the Audit Committee, monitors our programs and initiatives on political contributions, and through the Nominating and Corporate Governance Committee oversees our activities and initiatives concerning environmental, social and related governance (“ESG”) matters

ELANCO ANIMAL HEALTH INCORPORATED - Proxy Statement	7

Proxy Item No. 1: Election of Directors

Under our articles of incorporation, the Board is divided into three classes with approximately one-third of the directors standing for election each year. Our Board currently consists of ten directors. The directors hold office for staggered terms of three years (and until their successors are elected and qualified, or until their earlier death, resignation or removal). One of the three classes is elected each year to succeed the directors whose terms are expiring.

The directors in the class whose terms expire at the 2020 annual meeting are Michael Harrington, Deborah Kochevar and Kirk McDonald. Each of these directors has been nominated by the Board upon the recommendation of the Nominating and Corporate Governance Committee. The term for directors to be elected this year will expire at the annual meeting of shareholders to be held in 2023. Each of the three director nominees listed below has agreed to serve that term.

The Nominating and Corporate Governance Committee considers a number of factors and principles in determining the slate of director nominees for election to the Board, as discussed under “Selection of Nominees for the Board of Directors” below. The Nominating and Corporate Governance Committee and the Board have evaluated each of Mr. Harrington, Ms. Kochevar and Mr. McDonald, based on the factors and principles we use to select nominees. Based on this evaluation, the Nominating and Corporate Governance Committee and the Board have concluded that it is in the best interests of Elanco and our shareholders for each of these nominees to serve as a director of Elanco.

Our Board has appointed Michael-Bryant Hicks and Darlene Quashie Henry as proxies to vote your shares on your behalf. If any nominee is not able to serve, the Board can either designate a substitute nominee to serve in his or her place as a director or reduce the size of the Board. If the Board nominates another individual, the persons named as proxies may vote for such substitute nominee. Proxies cannot be voted for a greater number of persons than the number of nominees named below.

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GOVERNANCE

Director Nominees

The ages, principal occupations, directorships held and other information about our nominees and directors are shown below as of April 8, 2020.

Michael J. Harrington

Michael J. Harrington has served as a member of the Board since September 2018. Mr. Harrington served in various legal roles for Lilly, including Senior Vice President and General Counsel from 2013 until his retirement in January 2020, Vice President and Deputy General Counsel of Global Pharmaceutical Operations from 2010 to 2012 and Vice President and General Counsel, Corporate from 2004 to 2010.

Skills and Experience

Mr. Harrington’s roles at Lilly have provided him with extensive business development experience, experience with regulatory agencies around the world, and experience with managing intellectual property matters globally. In addition, Mr. Harrington has global operations and leadership experience as he led one of Lilly’s operating affiliates in New Zealand, and has had other leadership roles in the Asia Pacific region. In addition, Mr. Harrington has led Lilly’s information security program, and has experience with negotiating transitional services agreements (TSAs), and experience with the oversight of implementing enterprise resource planning (ERP) systems. Mr. Harrington has also had oversight of Lilly’s enterprise risk management (ERM) program. Mr. Harrington’s experience described above, including his knowledge of Elanco and the animal health industry, provides him with the qualifications and skills to serve as a director on Elanco’s Board.

Age: 57 Director since: 2018
Committees: Finance

Deborah T. Kochevar

Deborah T. Kochevar, D.V.M., Ph.D., DACVCP, has served as a member of the Board since March 2019. Dr. Kochevar is a Senior Fellow at Fletcher School of Law and Diplomacy, and Dean Emerita of Cummings School of Veterinary Medicine at Tufts University. Dr. Kochevar served as the Provost and Senior Vice President ad interim at Tufts University from 2018-2019. She served as the Dean of the Cummings School of Veterinary Medicine at Tufts University from 2006 through 2018. Previously, Dr. Kochevar was a long-time faculty member and administrator at the College of Veterinary Medicine and Biomedical Sciences, Texas A&M University, where she held the Wiley Chair of Veterinary Medical Education. Dr. Kochevar is a past-president of the Association of American Veterinary Medical Colleges and American College of Veterinary Clinical Pharmacology. Dr. Kochevar is active in the American Veterinary Medical Association, having chaired its Council on Education and the Educational Commission for Foreign Veterinary Graduates. Dr. Kochevar currently serves on the board of directors of Charles River Laboratories International, Inc.

Age: 63 Director since: 2019
Committees: Compensation Nominating and Corporate Governance

Skills and Experience

Dr. Kochevar’s experience described above, including her deep animal health expertise and One Health approach, adds to Elanco’s focus on delivering best-in-class innovation across the portfolio, and provides her with the qualifications and skills to serve as a director on Elanco’s Board.

Kirk P. McDonald

Kirk McDonald has served as a member of the Board since March 2019. Mr. McDonald has served as the Chief Business Officer of Xandr, AT&T’s advertising company, since September 2019, and from 2017, has served as Xandr’s the Chief Marketing Officer. Prior to Xandr, from 2011 to 2017, Mr. McDonald served as the President of PubMatic, a company developing and implementing online advertising software and strategies. Before joining PubMatic, he was President of Digital at Time Inc., from 2009 to 2011, and the Chief Advertising Officer of the Fortune|Money Group. He has also served as the SVP of Sales, Marketing and Client Services for DRIVEpm and Atlas, both units of Microsoft’s advertising business, as well as in various roles at CNET, Ziff Davis and Condé Nast. McDonald serves on several professional and not-for-profit boards. He was a former advisor on the LUMA Partners board and is currently the Chairman of a non-profit, Code Interactive, which is focused on inspiring the next generation of technology leaders from underserved communities.

Skills and Experience

Mr. McDonald’s experience described above, including his proficiency driving sales, digital transformation, marketing capabilities and know-how in using cutting-edge technology to connect with today’s customers, provides him with the qualifications and skills to serve as a director on Elanco’s Board.

Age: 53 Director since: 2019
Committees: Compensation Nominating and Corporate Governance

Recommendation of the Board The Board unanimously recommends a vote FOR the election of each director nominee listed above.

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GOVERNANCE

Directors Continuing in Office

Terms Expiring in 2021

Art A. Garcia

Art A. Garcia has served as a member of the Board since May 2019. Mr. Garcia served in various leadership roles at Ryder System, Inc., an American provider of transportation and supply chain management products, and is especially known for its fleet of rental trucks (“Ryder’’). At Ryder, Mr. Garcia held the positions of Executive Vice President and Chief Financial Officer from 2010 until his retirement in April 2019, Senior Vice President and Controller from 2005 to 2010, and Vice President and Controller from 2002 to 2005, Mr. Garcia is a certified public accountant. Mr. Garcia currently serves on the board of directors of ABM Industries Incorporated and American Electric Power.

Skills and Experience

Mr. Garcia’s experience described above and his extensive strategic, financial and technical expertise, as well as strong focus on growth, provides him with the qualifications and skills to serve as a director on Elanco’s Board.

Age: 59 Director since: 2019
Committees: Audit Finance

Denise Scots-Knight

Denise Scots-Knight, PhD, has served as a member of the Board since March 2019. Dr. Scots-Knight was the co-founder of, and has served as the Chief Executive Officer and member of the board of Mereo BioPharma Group plc, a specialty biopharmaceutical Company, since 2015. From 2010 until 2015, she was the Managing Partner of Phase4 Partners Ltd., a global life science venture capital firm. From 2004 to 2010, Dr. Scots-Knight was head of Nomura Phase4 Ventures, a venture capital affiliate of Nomura International plc, a leading Japanese financial institution. Dr. Scots-Knight has served on the boards of directors of Oncomed Pharmaceuticals, Inc., Idenix Pharmaceuticals, Inc. and Nabriva Therapeutics AG.

Skills and Experience

Ms. Scots-Knight’s experience described above, including her extensive previous board leadership, history leading an innovation and growth-oriented company, and expertise building innovation models and partnerships, provides her with the qualifications and skills to serve as a director on Elanco’s Board.

Age: 60 Director since: 2019
Committees: Compensation Finance

Jeffrey N. Simmons

Jeffrey N. Simmons has served as Elanco’s President and Chief Executive Officer and as a member of the Board since July 2018. Mr. Simmons served as the President of the Elanco Animal Health division of Lilly and Senior Vice President of Lilly from 2008 until September 2018. Prior to 2008, Mr. Simmons held various leadership roles for Elanco, including District Sales Manager, International Marketing Manager, Country Director for Brazil, Area Director for Western Europe and Executive Director for U.S. and Global Research & Development.

Skills and Experience

Mr. Simmons’ experience described above, including his knowledge of Elanco and the animal health industry and his business and management experience, provides him with the qualifications and skills to serve as a director on Elanco’s Board.

Age: 52 Director since: 2018
Committees: Finance

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GOVERNANCE

Terms Expiring in 2022

Kapila Kapur Anand

Kapila Kapur Anand has served as a member of the Board since September 2018. Ms. Anand is a C.P.A. and has served as a Senior Advisor to KPMG LLP, an accounting firm, since 2016. Prior to that, Ms. Anand served in various leadership roles as a partner at KPMG LLP, including Industry Segment Leader - Travel, Leisure and Hospitality from 2011 to 2017, Partner in Charge - Public Policy Business Initiatives from 2009 to 2013, KPMG LLP Board member from 2005 to 2010, Advisory Leader - Private Equity, Real Estate and Hospitality from 2002 to 2009 and Audit Partner - Real Estate and Hospitality from 1989 to 2002. Ms. Anand currently serves as a member of  the board of directors of Extended Stay America, Inc. and Omega Healthcare Investors, Inc.

Skills and Experience

Ms. Anand’s experience described above, including her extensive financial, managerial and corporate governance experience, provides her with the qualifications and skills to serve as a director on Elanco’s Board.

Age: 66 Director since: 2018
Committees: Audit (Chair) Finance

John P. Bilbrey

John P. Bilbrey, also known as J.P., has served as a member of the Board since March 2019. He served as the CEO and President of The Hershey Company, a multinational consumer food company, from 2011 until his retirement in 2017, and as Chairman of the Board from 2015 until 2018. Previously, Bilbrey served in various roles at The Hershey Company, including as the Chief Operating Officer and EVP from 2010 to 2011, the President of North America from 2007 to 2010, the President of International Commercial group from 2005 to 2007. Prior to joining The Hershey Company, he held leadership positions at Mission Foods, Danone Waters of North America, Inc., Bilbrey Farms and Ranch and Procter & Gamble Company. Mr. Bilbrey currently serves on the board of directors of Colgate-Palmolive Company and Campbell Soup Company, and has previously served on the boards of directors of The Hershey Company and McCormick & Company, Incorporated.

Skills and Experience

Mr. Bilbrey’s experience described above, including the unique combination of livestock production, food industry and consumer insights experience, provides him with the qualifications and skills to serve as a director on Elanco’s Board.

Age: 63 Director since: 2019
Committees: Finance (Chair) Audit

R. David Hoover

R. David Hoover has served as the chairman of the Board since May 2018. Mr. Hoover has been retired since 2013. Prior to that, Mr. Hoover served in various roles at Ball Corporation, a company supplying innovative, sustainable packaging solutions and other technologies and services, including Chairman from 2002 to 2013, Chief Executive Officer from 2010 to 2011, President and Chief Executive Officer from 2001 to 2010, Chief Operating Officer from 2000 to 2001 and Chief Financial Officer from 1998 to 2000. Mr. Hoover currently serves on the board of directors of Edgewell Personal Care Company and has previously served on the board of directors of Ball Corporation and of Lilly.

Skills and Experience

Mr. Hoover’s experience described above, including his extensive management experience as Chief Executive Officer and Chief Financial Officer at Ball Corporation and corporate governance experience through his service on other public boards, including nine years he previously served as a director for Lilly, provides him with the qualifications and skills to serve as a director on Elanco’s Board.

Age: 74 Director since: 2018
Committees: Audit Nominating and Corporate Governance (Chair)

Lawrence E. Kurzius

Lawrence E. Kurzius has served as a member of the Board since September 2018. Mr. Kurzius has served in various leadership roles at McCormick & Company, a global food company, including director since 2015 and Chairman of the Board of Directors since 2017, Chief Executive Officer since 2016, President since 2015, Chief Operating Officer from 2015 to 2016, Chief Administrative Officer from 2013 to 2015, President, International Businesses from 2008 to 2013, President, Europe, Middle East and Africa from 2007 to 2008 and President, U.S. Consumer Foods from 2005 to 2006.

Skills and Experience

Mr. Kurzius’ experience described above, including his extensive management experience and corporate governance experience, provides him with the qualifications and skills to serve as a director on Elanco’s Board.

Age: 62 Director since: 2018
Committees: Compensation (Chair) Finance

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GOVERNANCE

Committees of the Board of Directors

Our Board is responsible for establishing broad corporate policies and for overseeing the overall management of the company. In addition to considering various matters which require its approval, our Board provides advice and counsel to, and ultimately monitors the performance of, our senior executives.

	Audit Committee	Compensation Committee	Finance Committee	Nominating and Corporate Governance Committee
Kapila K. Anand
John P. Bilbrey
Art A. Garcia
Michael J. Harrington
R. David Hoover
Deborah T. Kochevar
Lawrence E. Kurzius
Kirk P. McDonald
Denise Scots-Knight
Jeffrey N. Simmons

 Chairperson                  Member

Our Board has four standing committees: the Audit Committee, the Compensation Committee, the Finance Committee and the Nominating and Corporate Governance Committee. Each committee has a written charter.

Our Board met nine times in 2019. Each director attended at least 75% of the total number of meetings of the Board and the Board committees of which he or she was a member in 2019. In addition, the non-executive members of the Board meet in executive session at least after every regularly scheduled quarterly Board meeting, and the Board’s Chairman presides over these executive sessions.

While we do not have a formal policy requiring members of the Board to attend the annual meeting of shareholders, we encourage all directors to attend. Each member of the Board was in attendance at our 2019 annual meeting of shareholders.

The following table lists the members, primary functions, and number of meetings held with respect to each committee.

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GOVERNANCE

Members	Primary Functions	Meetings in 2019

Audit Committee*

Kapila K. Anand (Chair)

Art A. Garcia

R. David Hoover

John P. Bilbrey

*   Each member of the Audit Committee has been determined by the Board, in its judgment, to be financially literate, and Ms. Anand was determined by the Board to be an audit committee financial expert, as defined under applicable SEC rules.

	• Assist the Board in its oversight of (i) the integrity of Elanco’s financial statements and any other financial information which is provided to its shareholders and others; (ii) the independent auditor’s qualifications and independence; (iii) the systems of internal controls and disclosure controls which its management has established; (iv) the performance of internal and independent audit functions; and (v) Elanco’s compliance with legal and regulatory requirements.	Seven
Compensation Committee Lawrence E. Kurzius (Chair) Deborah T. Kochevar Kirk P. McDonald Denise Scots-Knight	• Assist the Board in overseeing Elanco’s management compensation policies and practices, including (i) determining and approving the compensation of Elanco’ executive officers; and (ii) overseeing Elanco’s compensation plans, including by reviewing and approving incentive compensation and equity compensation policies and programs.	Seven
Finance Committee John P. Bilbrey (Chair) Kapila K. Anand Art A. Garcia Michael J. Harrington Lawrence E. Kurzius Denise Scots-Knight Jeffrey N. Simmons	• Assist the Board in oversight of (i) selected financial policies, plans, and transactions, including mergers, acquisitions, divestitures, and strategic partnerships, and capital, foreign exchange and debt transactions; and (ii) matters of balance sheet management and financial strategy.	Three
Nominating and Corporate Governance Committee R. David Hoover (Chair) Deborah T. Kochevar Kirk P. McDonald	• Assist the Board in (i) recommending qualifications required for membership on the Board and its committees; (ii) identifying and recommending candidates for membership on the Board and its committees; (iii) developing and recommending criteria and policies relating to the services of directors; and (iv) overseeing matters of corporate governance.	Five

Compensation Committee

Compensation Committee Report

The Compensation Committee evaluates and establishes compensation for executive officers and oversees the company’s stock plans, and other management incentive and benefit programs. Management has the primary responsibility for the company’s financial statements and reporting process, including the disclosure of executive compensation. With this in mind, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (CD&A) below. The Compensation Committee recommended to the Board that the CD&A be included in this proxy statement for filing with the SEC.

Lawrence E. Kurzius (Chair)
Deborah T. Kochevar
Kirk P. McDonald
Denise Scots-Knight

Compensation Committee Interlocks and Insider Participation

Elanco does not have any interlocking relationships between any members of its Compensation Committee and any of its executive officers that would require disclosure under the applicable rules promulgated under the federal securities laws.

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GOVERNANCE

Risk Assessment

As part of the company’s overall enterprise risk management program, the Compensation Committee is responsible for evaluating the company’s incentive compensation policies and practices. The Compensation Committee’s independent compensation consultant, Willis Towers Watson (“WTW”), performed an assessment on Elanco’s 2019 Corporate Bonus Plan and the Long-Term Incentive Awards that were granted under Elanco’s Stock Incentive Plan in 2019. WTW used certain evaluation criteria for these incentive awards to determine whether or not these incentive plans were reasonably likely to incentivize risk-taking among those who participate in them, including, amongst other things, the following:

•	The metrics used to determine payout under the incentive plans;
•	Whether or not the metrics used to determine payout under the incentive plans were balanced;
•	The maximum incentive pay multiple;
•	The funding thresholds under the incentive plans;
•	The performance period for each plan;
•	The level of authority that may exercise discretion as to the ultimate payout under the incentive plans;
•	Any risk factors under the incentive plans; and
•	Any deferrals, holdbacks or clawback mechanisms under the incentive plans.

WTW reviewed its assessment of these incentive plans with the Compensation Committee. Based on its evaluation, the Compensation Committee has determined, in its reasonable judgment, that such programs and practices are not reasonably likely to incentivize risk-taking among those who participate in such plans.

Director Independence

The Board annually determines, taking into consideration the recommendations of the Nominating and Corporate Governance Committee, and discloses the independence of directors. No director is considered independent unless the Board has determined, based on all relevant facts and circumstances, that he or she has no material relationship with the company, either directly or as a partner, significant shareholder, or officer of an organization that has a material relationship with the company. The Board has adopted the categorical independence standards for directors established in the NYSE listing standards.

On the recommendation of the Nominating and Corporate Governance Committee, the Board determined that each of Ms. Anand, Mr. Bilbrey, Mr. Garcia, Mr. Hoover, Dr. Kochevar, Mr. Kurzius, Mr. McDonald and Dr. Scots-Knight is independent. The Board determined that none of the non-employee directors, other than Mr. Harrington, has had during the last three years (i) any of the relationships identified in the company’s categorical independence standards or (ii) any other material relationship with the company that would compromise his or her independence.

The Board also determined that each of the members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee also meet our independence standards.

Leadership Structure of the Board of Directors

The Board currently has a strong, independent, non-executive chairman to further strengthen the company’s governance structure. R. David Hoover has served as the Chairman of our Board since May 2018. The Chairman of our Board presides over all meetings of our Board, including its executive sessions, and performs such other duties as may be designated in our bylaws or by the Board. The Board believes this provides an effective leadership model for the company to assure effective independent oversight at this time.

However, no single leadership model is right for all companies and at all times. Depending on the circumstances, other leadership models, such as combining the roles of the CEO and chairman of the Board, might be appropriate. Accordingly, the Board periodically reviews its leadership structure.

Governance Documents

Corporate Governance Guidelines and Committee Charters

Elanco has adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE, which serve as a flexible framework within which the Board and its committees operate. These guidelines cover a number of areas, including the role of the Board, Board composition, director independence, director selection, qualification and election, director compensation, executive sessions, key Board responsibilities, CEO evaluation, succession planning, risk management, Board leadership and operations, conflicts of interest, annual Board assessments, Board committees, director orientation and continuing education, Board agenda, materials, information and presentations, director access to management and independent advisers, and Board communication with shareholders and others. A copy of Elanco’s corporate governance guidelines as well as the charter for each committee of the Board is available on Elanco’s website at investor.elanco.com under “Governance.”

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GOVERNANCE

Code of Ethics

Elanco has adopted a code of conduct and code of ethical conduct for financial management that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is available on Elanco’s website at investor.elanco.com under “Governance.” Any amendments to or waivers from Elanco’s code of ethical conduct for financial management will be disclosed on its website within the time period required by applicable law following the date of such amendment or waiver.

Selection of Nominees for the Board of Directors

The Board is responsible for selecting candidates for board membership and for establishing the general criteria to be used in identifying potential candidates. The Nominating and Corporate Governance Committee leads the director succession planning process. The Nominating and Corporate Governance Committee makes recommendations to the Board for nominations, identifies and screens potential new candidates, including by reviewing recommendations from other Board members, management and shareholders, and assesses the ongoing contributions of incumbent directors whose terms are expiring with input from all other Board members. The Nominating and Corporate Governance Committee may also retain search firms to assist in identifying and screening candidates.

The committee employs the same process for evaluating all candidates, including those submitted by shareholders. The committee initially evaluates a candidate based on publicly available information and any additional information supplied by the party recommending the candidate. If the candidate appears to satisfy the selection criteria and the committee’s initial evaluation is favorable, the committee, assisted by management or a search firm, gathers additional data on the candidate’s qualifications, availability, probable level of interest, and any potential conflicts of interest. If the committee’s subsequent evaluation continues to be favorable, the candidate is contacted by the Chairman of the Board and one or more of the independent directors, for direct discussions to determine the mutual level of interest in pursuing the candidacy. If these discussions are favorable, the committee makes a final recommendation to the Board to nominate the candidate for election by the shareholders (or to select the candidate to fill a vacancy, as applicable).

The committee intends to perform periodic assessments of the overall composition and skills of the board in order to ensure that the Board and management are actively engaged in succession planning for directors, and that our Board reflects the appropriate viewpoints, diversity, and expertise necessary to support our complex and evolving business. The committee, with input from all Board members, also considers the contributions of the individual directors at least every three years when considering whether to nominate the director to a new three-year term. The results of these assessments inform the Board’s recommendations on nominations for directors at the annual meeting each year and help provide us with insight on the types of experiences, skills, and other characteristics we should be seeking for future director candidates. Pursuant to our corporate governance guidelines, the Board selects director candidates who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. We believe that the Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, and ethnicity.

Since our last annual meeting in 2019, one director has been elected to our Board: Art A. Garcia. Mr. Garcia was identified as a potential candidate by Russell Reynolds Associates, a third party search firm, which provided us assistance in evaluating potential candidates.

Director Compensation

Elanco Non-Employee Director Compensation Program

Directors who are employed by Elanco or any of its affiliates are not eligible to receive compensation for their service on the Board. Currently, all members of the Board, other than those employed by Elanco, receive an annual retainer of $70,000 in cash and an annual equity award granted under the Elanco Directors’ Deferral Plan in the number of shares of our common stock having a grant date value equal to $180,000, both pro-rated based upon the amount of time in the year the director served. The Board’s chairman also receives an annual retainer of $100,000 in cash, the chairman of the Audit Committee also receives an annual retainer of $18,000 in cash, and the chairman of the Compensation Committee, Finance Committee and Nominating and Corporate Governance Committee each also receive an annual retainer of $16,000 in cash. The annual equity awards granted to directors are subject to mandatory deferral under the Elanco Directors’ Deferral Plan and the cash compensation is subject to elective deferral under such plan, as described below.

Elanco’s directors may be reimbursed for reasonable out-of-pocket travel expenses incurred in connection with attendance at Board and committee meetings and other Board-related activities. The Compensation Committee will review director compensation from time to time and make recommendations to the Board.

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GOVERNANCE

2019 Director Compensation

Directors who were not also employees Elanco received the following compensation for their service in 2019:

Name*	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation Payments ($)	Total ($)
Kapila Anand	$88,000(2)	$270,000	$0	$358,000
John P. Bilbrey	$71,667(3)	$235,009	$0	$306,676
Art Garcia	$46,667	$207,390	$0	$254,057
Michael Harrington	$58,333	$270,006	$0	$328,339
R. David Hoover	$186,000(4)	$270,006	$0	$456,006
Deborah Kochevar	$58,333	$235,009	$0	$293,342
Lawrence Kurzius	$86,000(5)	$270,006	$0	$356,006
Kirk McDonald	$58,333	$235,009	$0	$293,342
Denise Scots-Knight	$58,333	$235,009	$0	$293,342

*	From January 1, 2019 through the completion of the exchange offer on March 11, 2019, our Board also included Carl L. McMillian, David A. Ricks, Aarti S. Shah and Joshua L. Smiley, each of whom was also an employee of Lilly and did not receive any compensation from us for their service as directors.

(1)	This column shows the grant date fair value for each director’s stock awards in 2019 computed in accordance with FASB ASC Topic 718, based upon the closing price of our common stock on the grant date, and the assumptions in Note 14: Stock-Based Compensation to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the Securities and Exchange Commission on February 28, 2020.

On April 11, 2019, each non-employee director (except Mr. Garcia, who joined the Board in May 2019) received a one-time award of stock valued at $90,002 (2,783 shares of our common stock) as a Founders’ Award, which vest on April 11, 2022. On June 3, 2019, Mr. Garcia received such a one-time Founders’ Award of stock valued at $90,010.67 (2,819 shares of our common stock), which vest on June 3, 2022. This award was intended to recognize the Board members who were serving during Elanco’s first year as an independent company following its separation from Lilly. These shares vest after three years of service on the Board, and are then deferred until the director leaves the Board.

On November 29, 2019, each non-employee director received an award of stock valued at $180,004 (6,496 shares), except Mr. Bilbrey, Ms. Kochevar, Mr. McDonald and Dr. Scots-Knight (who each joined the Board in March 2019) and Mr. Garcia (who joined the Board in May 2019), who each received a pro-rated award for a partial year of service, which awards are mandatorily deferred and not issued until the second January following the director’s departure from service under the Elanco Directors’ Deferral Plan.

(2)	Includes the retainer for service as the chairman of the Audit Committee.

(3)	Includes the pro-rated retainer for service as the chairman of the Finance Committee.

(4)	Includes the retainer for service as the chairman of the Nominating and Corporate Governance Committee and chairman of the Board.

(5)	Includes the retainer for service as the chairman of the Compensation Committee.

Elanco Directors’ Deferral Plan

Under the Elanco Directors’ Deferral Plan, non-employee directors’ equity compensation (but no more than the lesser of 30,000 shares or the number of shares equal in value to $800,000 (as of the applicable valuation date) less the directors’ cash compensation for the applicable plan year) are credited annually in a deferred stock account (as described below). The Elanco Directors’ Deferral Plan also allows non-employee directors to defer receipt of all or part of their cash compensation until after their service on our Board has ended. Each director can choose to invest their deferred cash compensation in one or both of the following two accounts:

Deferred Stock Account. This account allows the director, in effect, to invest his or her deferred cash compensation in company stock. Funds in this account are credited as hypothetical shares of company stock based on the closing stock price on pre-set dates. The number of shares credited in respect of deferred cash compensation is calculated by the amount deferred divided by the closing stock price on pre-set dates. In addition, the annual stock compensation awards described above is also credited to this account. Deferred stock accounts are also credited for dividends as if the credited shares were actual shares, with such credited dividends credited in additional shares.

Deferred Compensation Account. Funds in this account earn interest each year at a rate of 120 percent of the applicable federal long-term rate, compounded monthly, as established the preceding December by the U.S. Treasury Department under Section 1274(d) of the Internal Revenue Code of 1986 (the Internal Revenue Code).

Both accounts may generally only be paid in a lump sum in January of the second plan year following the plan year in which the director separates from service or in annual installments over between two and ten years, beginning at the same time the lump sum payment would be made. Amounts credited to the director’s deferred stock account would generally be paid in shares of company stock and amounts credited to the director’s deferred compensation account would be paid in cash.

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GOVERNANCE

Stock Ownership Guidelines

Pursuant to our corporate governance guidelines, directors should hold meaningful equity ownership positions in the company. Accordingly, a significant portion of director compensation is made in the form of company equity. The Board will consider from time to time equity ownership requirements for non-employee directors.

Hedging/Pledging Policy

Elanco’s Board adopted a hedging and pledging policy under which our non-employee directors and employees are not permitted to hedge their economic exposures to Elanco stock through short sales or derivative transactions. Non-employee directors and all members of senior management are prohibited from pledging any Elanco stock (i.e., using Elanco stock as collateral for a loan or trading shares on margin).

The Board’s Role in Enterprise Risk Management

The Board, together with its committees, oversees the processes by which the company conducts its business to ensure the company operates in a manner that complies with laws and regulations and reflects the highest standards of integrity.

The company also has an enterprise risk management program overseen by our chief ethics and compliance officer, who is supported by our internal auditor. Enterprise risks are identified and prioritized by management through both top-down and bottom-up processes. The top priorities are overseen by a Board committee or the full Board. Company management is charged with managing risk through robust internal processes and controls. The enterprise risk management program as a whole is reviewed annually at a full Board meeting, and enterprise risks are also addressed in periodic business function reviews and at the annual Board and senior management strategy session.

Communicating with the Board

You may send written communications to one or more members of the Board, addressed to:

Board of Directors

Elanco Animal Health Incorporated

c/o Corporate Secretary

2500 Innovation Way

Greenfield, Indiana 46140

Transactions with Related Persons

Relationship between Elanco and Lilly

On September 24, 2018, immediately prior to the completion of the IPO, Elanco entered into a master separation agreement and a number of other agreements with Lilly to effect the separation of Elanco’s business from Lilly and to provide a framework for Elanco’s ongoing relationship with Lilly after the IPO and the separation, each of which remain in effect following the completion of the exchange offer. The following is a summary of the terms of the master separation agreement and other material agreements between us and Lilly.

Master Separation Agreement

Elanco entered into a master separation agreement with Lilly immediately prior to the completion of the IPO. The master separation agreement governs certain pre-IPO transactions, as well as the ongoing relationship between Lilly and Elanco following the IPO and the separation.

The separation of Elanco’s business; contribution of entities. The master separation agreement generally allocates certain assets and liabilities between Elanco and Lilly according to the business to which such assets or liabilities relate. Prior to the completion of the IPO, Lilly or its affiliates, as applicable, conveyed, contributed, assigned, distributed, delivered or otherwise transferred ownership of substantially all of the assets that are used exclusively in, relate exclusively to, or arise exclusively out of, the operation or conduct of its animal health businesses, to certain direct and indirect subsidiaries of Lilly.

Effective as of the closing of the IPO on September 24, 2018, Lilly contributed to Elanco, pursuant to the master separation agreement, the equity interests of certain entities that held, either directly or indirectly through the equity ownership of additional entities, substantially all of the assets of Lilly’s animal health businesses, which now forms the Elanco business. The master separation agreement also generally provides for the assumption by Elanco or the entities that are now its subsidiaries pursuant to foregoing contribution, as applicable, of all historical and future liabilities to the extent relating to, arising out of or resulting from the ownership or operation of such animal health business. In exchange for the transfer to Elanco of the entities holding substantially all of the assets and liabilities of Lilly’s animal health businesses, Lilly received (i) all of the net proceeds ($1,659.7 million) that Elanco received from the sale of Elanco common stock in the IPO, including the net proceeds received as a result of the exercise of the underwriters’ option to purchase additional shares, (ii) all of the net proceeds (approximately $2,000 million) received in the Senior Notes Offering and (iii) all of the net proceeds ($498.6 million) received from the entry by Elanco into a term loan facility. Following the IPO, Elanco made a payment to Lilly of $359.9 million pursuant to the terms of the master separation agreement, which required that Elanco pay additional amounts to Lilly to the extent that Elanco’s total unrestricted cash for working capital and other general corporate purposes exceeded $300 million following the completion of the IPO. A portion of the total consideration to be paid to Lilly was temporarily retained by Elanco as restricted cash in connection with the anticipated transfer to Elanco from Lilly of certain animal health assets in certain jurisdictions.

Except as expressly set forth in any of the transaction documents, or as required by law, the assets that have been or will be conveyed, contributed or assigned, transferred, distributed or delivered to Elanco or its subsidiaries (including entities the equity interests of which have been or will be transferred to Elanco by Lilly) are being so transferred on an “as is,” “where is” basis, without any representations or warranties, and Elanco has agreed to bear the economic and legal risks that any conveyance was insufficient to vest in it good title, free and clear of any security interest, that any necessary consents or approvals were not obtained or that any conveyance was not done in compliance with any requirements of law or judgments.

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GOVERNANCE

Delayed transfers and further assurances. To the extent that the transfers of the assets and the assumptions of the liabilities allocated to Elanco under the master separation agreement were not completed on or prior to the IPO, Elanco and Lilly agreed to cooperate with each other and use commercially reasonable efforts to effect such transfers and assumptions as promptly as practicable thereafter or at such other time as Elanco and Lilly have agreed. Under the master separation agreement, until the transfer of such assets and the assumption of such liabilities have occurred, the benefits and burdens relating to any such assets and liabilities generally will inure, after the IPO, to the entity who would have received such asset or liability, had it been transferred prior to completion of the IPO, including, in the case of the jurisdictions in which Lilly and Elanco have agreed to defer the applicable transfers and assumptions, by calculating the net economic benefit and detriment attributable to such assets and liabilities and making payments in connection therewith in the manner agreed upon by Elanco and Lilly. If, despite Lilly and Elanco’s cooperating with one another and using their respective commercially reasonable efforts, the transfers and assumptions of the applicable assets and liabilities in one or more of such jurisdictions has not occurred on or prior to the date previously agreed upon in writing by Elanco and Lilly, then Lilly shall be paid any remaining consideration retained by Elanco as restricted cash, and shall be entitled to retain, sell, transfer or otherwise dispose of any such remaining asset or liability, in its sole discretion.

Elanco and Lilly have agreed to cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable law, regulations and agreements to consummate and make effective the transactions contemplated by the master separation agreement and the other transaction documents.

Distribution. The master separation agreement provides that Elanco would cooperate with Lilly in all respects to make a distribution to its shareholders of all or a portion of its equity interests in Elanco, including in connection with the exchange offer.

Insurance. Following the time that Lilly holds 50% or less of Elanco’s common stock, subject to certain exceptions, Elanco will arrange for its own insurance policies and will no longer seek benefit from any of Lilly’s or its affiliates’ insurance policies that may provide coverage for claims relating to the animal health business prior to the date on which Elanco obtains its own insurance coverage. The master separation agreement contains procedures for the administration of insured claims and allocates the right to claim coverage and control over the prosecution and defense of claims between Elanco and Lilly.

Mutual releases and indemnification. Except for each party’s obligations under the master separation agreement, the other transaction documents and certain other specified liabilities, under the master separation agreement, Elanco and Lilly have released and discharged the other from any and all liabilities existing or arising from acts or events that occurred (or failed to occur) prior to the completion of IPO.

Elanco will indemnify, defend and hold harmless Lilly, each of its affiliates and each of its and their respective directors, officers, managers, members, employees and agents from and against any and all losses relating to, arising out of or resulting from, among others:

•	the liabilities of the animal health businesses that are allocated to Elanco;

•	any breach by Elanco or its subsidiaries of the master separation agreement or any other transaction document;

•	any untrue statement or omission of a material fact in Lilly’s governmental or public filings, to the extent caused by information furnished by Elanco or incorporated by reference from Elanco’s public filings; or

•	any untrue statement or omission of a material fact in Elanco’s governmental or public filings, to the extent not caused by information furnished by Lilly.

Lilly will indemnify, defend and hold harmless Elanco, each of its affiliates and each of its and their respective directors, officers, managers, members, employees and agents from and against any and all losses relating to, arising out of or resulting from, among others:

•	the liabilities allocated to Lilly under the master separation agreement;

•	any breach by Lilly or its subsidiaries of the master separation agreement or any other transaction document;

•	any untrue statement or omission of a material fact in Elanco’s governmental or public filings, to the extent caused by information furnished by Lilly or incorporated by reference from Lilly’s public filings; or

•	any untrue statement or omission of a material fact in Lilly’s governmental or public filings, to the extent not caused by information furnished by Elanco.

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GOVERNANCE

Exchange of Information. The master separation agreement provides for the mutual sharing of information between Lilly and Elanco in order to comply with applicable law, reporting, filing, audit or tax requirements or other applicable obligations, or for use in judicial or other proceedings.

Financial Reporting Covenants. Under the master separation agreement, Elanco agreed to comply with certain covenants relating to its financial reporting for so long as Lilly was required to consolidate Elanco’s results of operations and financial position or to account for its investment in Elanco under the equity method of accounting.

Elanco has also agreed that, for so long as Lilly provides Elanco services under the transitional services agreement, Elanco will not change its auditor, nor will Elanco engage its auditor for any non-audit services, in each case, without Lilly’s prior consent, and Elanco will generally implement and maintain Lilly’s business practices and standards in accordance with certain policies and procedures specified by Lilly, subject to appropriate materiality thresholds.

Other covenants and approval rights. The master separation agreement also contained certain other covenants that placed restrictions on Elanco’s actions, or required Lilly’s prior written approval to such actions, until Lilly disposed of its Elanco shares in the exchange offer.

Board representation. The master separation agreement provided that, for so long as Lilly and its affiliates beneficially owned at least 10% of Elanco voting shares, Lilly was entitled to designate for nomination certain representatives on the Board. Following the completion of the exchange offer, Lilly no longer has such rights.

No solicitation of employees. The master separation agreement included an employee non-solicitation covenant for a period of 12 months following the date on which Lilly and its affiliates no longer owned a majority of Elanco’s outstanding shares of common stock.

Dispute resolution. The master separation agreement provides that Elanco and Lilly will use their respective commercially reasonable efforts to resolve disputes expeditiously and on a mutually acceptable negotiated basis by our respective senior level representatives. Any disputes unable to be resolved through such process will be referred to mediation, for non-binding resolution. Subject to compliance with the terms of the master separation agreement, either Elanco or Lilly, following the escalation and mediation procedures in the master separation agreement, may submit a dispute to a court of competent jurisdiction in Indiana.

Term. The master separation agreement will continue unless terminated by the mutual consent of Elanco and Lilly, although certain rights and obligations terminated upon a reduction in Lilly’s ownership of Elanco’s outstanding common stock.

Transitional Services Agreement

Historically, Lilly has provided Elanco significant shared services and resources related to corporate functions such as executive oversight, treasury, legal, finance, human resources, tax, internal audit, financial reporting, information technology and investor relations, which are referred to collectively as the “Lilly Services.” The transitional services agreement became operative as of the completion of IPO and the agreement will continue until the expiration or termination of the last Lilly Service to expire or be terminated, unless the agreement is earlier terminated according to its terms.

Under the transitional services agreement, Elanco is able to use Lilly Services for a fixed term established on a service-by-service basis. Partial reduction in the provision of any Lilly Service or termination of a Lilly Service prior to the expiration of the applicable fixed term requires Lilly’s consent. In addition, either party can terminate the agreement due to a material breach of the other party, upon prior written notice, subject to limited cure periods or if the other party undergoes a change of control.

Elanco will pay Lilly mutually agreed-upon fees for the Lilly Services provided under the transitional services agreement, which will be based on Lilly’s cost (including third-party costs) of providing the Lilly Services through March 31, 2021 and subject to a mark-up of 7% thereafter, with additional inflation-based escalation beginning January 1, 2020.

Tax Matters Agreement

Allocation of taxes. Elanco entered into a tax matters agreement with Lilly immediately preceding the completion of the IPO that governs the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes. In general, under the agreement:

•	Lilly is responsible for any U.S. federal, state, local or foreign taxes (and any related interest, penalties or audit adjustments and including those taxes attributable to Elanco’s business) reportable on a consolidated, combined or unitary return that includes Lilly or any of its subsidiaries (and Elanco and/or any of its subsidiaries) for any periods or portions thereof ending on or prior to the date of the closing of the IPO. Elanco is responsible for the portion of any such taxes for periods or portions thereof beginning after such date, as would be applicable to Elanco if it filed the relevant tax returns on a standalone basis.

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GOVERNANCE

•	Elanco is responsible for any U.S. federal, state, local or foreign taxes (and any related interest, penalties or audit adjustments) that are reportable on returns that include only Elanco and/or any of its subsidiaries, for all tax periods whether before or after the completion of the IPO.

•	Lilly is responsible for certain taxes imposed on Lilly and/or any of its subsidiaries and Elanco and/or any of its subsidiaries arising from, or attributable to, certain transfers of assets or liabilities in the separation.

Elanco is not generally entitled to receive payment from Lilly in respect of any of Elanco’s tax attributes or tax benefits or any reduction of taxes of Lilly. Neither party’s obligations under the agreement are limited in amount or subject to any cap. The agreement also assigns responsibilities for administrative matters, such as the filing of returns, payment of taxes due, retention of records and conduct of audits, examinations or similar proceedings. In addition, the agreement provides for cooperation and information sharing with respect to tax matters.

Lilly is primarily responsible for preparing and filing any tax return with respect to the Lilly affiliated group for U.S. federal income tax purposes and with respect to any consolidated, combined, unitary or similar group for U.S. state or local or foreign tax purposes that includes Lilly or any of its subsidiaries (including those that also include Elanco and/or any of its subsidiaries), as well as any tax return that includes only Lilly and/or any of its subsidiaries (including such tax returns that reflect taxes attributable to Elanco’s business). Elanco is generally responsible for preparing and filing any tax returns that include only Elanco and/or any of its subsidiaries.

The party responsible for preparing and filing a given tax return generally has exclusive authority to control tax contests related to any such tax return. Elanco generally has exclusive authority to control tax contests with respect to tax returns that include only Elanco and/or any of its subsidiaries.

Preservation of the tax-free status of certain aspects of the separation. Elanco and Lilly intend the separation, the transfer of net cash proceeds from the IPO and certain related financing transactions (which we refer to as the Debt Transactions) to Lilly and the exchange offer to qualify as a tax-free transaction under Section 355, Section 368(a)(1)(D) and related provisions of the Code. In addition, Elanco and Lilly intend for the separation, the transfer of net cash proceeds from the IPO and the Debt Transactions to Lilly, the exchange offer and certain related transactions to qualify for tax-free treatment under U.S. federal, state and local tax law and/or foreign tax law.

In connection with certain opinions obtained by Lilly from its outside tax attorneys and advisors, Elanco has made representations regarding the past and future conduct of its business and certain other matters. Elanco has also agreed to certain covenants that contain restrictions intended to preserve the tax-free status of the separation, the transfer of net cash proceeds from the IPO and the Debt Transactions to Lilly, the exchange offer and certain related transactions. Elanco may take certain actions prohibited by these covenants only if Lilly receives a private letter ruling from the IRS or Elanco obtains and provides to Lilly an opinion from a U.S. tax counsel or accountant of recognized national standing, in either case acceptable to Lilly in its sole and absolute discretion, to the effect that such action would not jeopardize the tax-free status of these transactions. Elanco is barred from taking any action, or failing to take any action, where such action or failure to act adversely affects or could reasonably be expected to adversely affect the tax-free status of these transactions, for all time periods. In addition, during the time period ending two years after the date of the exchange offer these covenants include specific restrictions on Elanco’s:

•	issuance or sale of stock or other securities (including securities convertible into Elanco stock but excluding certain compensatory arrangements);

•	sales of assets outside the ordinary course of business; and

•	entering into any other corporate transaction which would cause Elanco to undergo a 40% or greater change in its stock ownership.

Elanco has generally agreed to indemnify Lilly and its affiliates against any and all tax-related liabilities incurred by them relating to the separation, the transfer of net cash proceeds from the IPO and the Debt Transactions to Lilly, the exchange offer and/or certain related transactions to the extent caused by an acquisition of Elanco stock or assets or by any other action undertaken by Elanco. This indemnification provision applies even if Lilly has permitted Elanco to take an action that would otherwise have been prohibited under the tax-related covenants described above.

Employee Matters Agreement

Elanco entered into an employee matters agreement with Lilly immediately prior to the completion of IPO. The employee matters agreement governs Lilly’s, Elanco’s and the parties’ respective subsidiaries’ and affiliates’ rights, responsibilities and obligations after the IPO with respect to employees, compensation, employment, employee benefit plans and related matters. Below is a summary of the terms of the employee matters agreement.

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GOVERNANCE

Employment. Prior to the completion of the IPO, Elanco generally offered employment to certain employees who provided services to its business and who did not otherwise transfer to Elanco entities by operation of law. The date on which any such transferring employee is considered to be employed by Elanco (either by operation of law or of an offer) for purposes of the employee matters agreement is referred to as the “Employee Transfer Date.” To the extent that severance or termination obligations were triggered by or as a result of such transfers or Elanco’s failure to make offers or continue employment as required by the employee matters agreement or are required to be paid under applicable law or a Lilly plan, Lilly will administer the severance pay or termination pay obligations in accordance with the terms and conditions of the applicable Lilly severance pay or termination pay plan or policy, or as otherwise required by applicable law, and Elanco will indemnify Lilly for such liability. If any of Elanco’s U.S. employees began receiving long-term disability leave benefits under Lilly’s disability plan before the applicable Plan Transition Date, such employees remain eligible for such benefits after the Plan Transition Date, subject to all applicable requirements of the disability plan. For the period starting as of the completion of the IPO and ending on December 31, 2019, Elanco employees were entitled to receive: (A) (i) at least the same salary or wages, and cash bonus opportunities at target, (ii) equity incentive commitments equal to the equity budget value and (iii) other material terms and conditions of employment as such employees were provided immediately before January 1, 2019; and (B) employee benefits and perquisites (other than cash bonus opportunities, equity incentive commitments, defined benefit pension, retiree medical and nonqualified benefits) that are substantially comparable in the aggregate to the employee benefits and perquisites that such employees were provided under applicable plans of Lilly before January 1, 2019. Elanco was required to use reasonable efforts to assume, as of the Employee Transfer Date, any applicable employment agreements or other individual benefit or compensation agreement entered into between Lilly and a transferring employee and will indemnify Lilly for all liabilities under such agreements.

Unions and collective bargaining agreements. The parties will cooperate to inform and consult with any applicable representative of a labor union, or similar organization, covering any transferring employee, to the extent required by law or the applicable collective bargaining agreement or similar arrangement. As of the Employee Transfer Date, Elanco will assume any collective bargaining, or similar, agreements or arrangements covering any such employees and indemnify Lilly for all related liabilities.

Credited service. Elanco was required to cause its employee benefit plans to credit its employees, without duplication of benefits, for service with Lilly on or prior to the Employee Transfer Date, and for service with Elanco on or following the Employee Transfer Date, for purposes of eligibility and vesting under all of Elanco’s employee benefit plans and arrangements and computation of vacation, sick days or severance benefits, or as may otherwise be required by applicable law.

U.S. defined benefit and retiree medical plans. Following the Plan Transition Date, U.S. employees are generally be eligible to receive credit for service with Elanco for vesting and eligibility service (but not benefit service) under the Eli Lilly Retirement Plan and the Eli Lilly and Company Retiree Health Plan through a date not later than December 31, 2023, to the extent permitted by and subject to the terms of such plans.

U.S. defined contribution plans. Elanco established a 401(k) plan for its U.S. employees effective as of the Plan Transition Date with terms that are substantially similar to Lilly’s 401(k) plan, except that it will provide for a 6% company match and 3% non-elective company contribution. Any transferring employee whose Employee Transfer Date was on or before January 1, 2019 is 100% vested in Elanco’s 401(k) plan. Elanco accepted the transfer from the U.S. Lilly qualified defined contribution plan to its qualified defined contribution plan of any assets and liabilities allocable to the participants transferring to Elanco. Elanco’s employees are 100% vested in their account balances under the Lilly qualified defined contribution benefit plan as of the Plan Transition Date, and ceased being eligible to receive any employer contributions from Lilly effective December 31, 2018.

U.S. Lilly nonqualified plans. As of the Plan Transition Date, any transferring employee ceased being eligible for contributions from Lilly under the Eli Lilly Excess Savings Plan and Deferred Compensation Plan for services rendered after December 31, 2018. Following the Plan Transition Date, U.S. employees will generally be eligible to receive credit for service with Elanco for vesting and eligibility service (but not benefit service) under the Eli Lilly Excess Benefit Retirement Plan through a date not later than December 31, 2023, to the extent permitted by and subject to the terms of the plan.

Non-U.S. retirement benefit arrangements. The employee matters agreement provides for the transfer from Lilly to Elanco of any retirement benefit arrangement covering Elanco employees located outside of the U.S. and of any related obligations or liabilities, unless otherwise agreed by the parties.

Lilly equity compensation. The employee matters agreement provides that, prior to the completion of the IPO, the board of directors of Lilly would determine how any Lilly equity, equity-related and long-term performance awards granted to Elanco’s transferring employees will be treated under the applicable Lilly plans.

Toll Manufacturing and Supply Agreement

Elanco entered into a toll manufacturing and supply agreement with Lilly immediately prior to the completion of the IPO. Lilly has historically manufactured Humatrope drug substance for use in the human health field at its Speke manufacturing site, which site is being transferred to Elanco in connection with the separation. Under the toll manufacturing and supply agreement, Elanco will continue to exclusively manufacture Humatrope for Lilly at the Speke site until December 31, 2020; provided, however, that such obligation may continue through December 31, 2023 (through the exercise of three one-year extensions) if Lilly’s replacement third party supplier of Humatrope has not received all necessary governmental approvals or cannot meet Lilly’s volume requirements.

The tolling fee that Elanco charges Lilly for the provision of such manufacturing and supply services is based on local value added plus a reasonable arm’s length mark-up. By October 1 of each calendar year during the term of the toll manufacturing and supply agreement, Elanco will mutually agree upon a new tolling fee to be effective for the following calendar year.

Under the toll manufacturing and supply agreement, Elanco agrees not to manufacture or sell any product that is competitive to Humatrope for a period of five years after the expiration or termination of the agreement. In addition, during the term of the agreement, Elanco agrees not to manufacture any product other than Humatrope at certain buildings of the Speke manufacturing site without Lilly’s consent.

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GOVERNANCE

Intellectual Property and Technology License Agreement

Elanco entered into an intellectual property and technology license agreement with Lilly immediately prior to the completion of the IPO. Under the intellectual property and technology license agreement, Lilly granted Elanco an exclusive, perpetual license to exploit products in the animal health field that utilize or use certain of Lilly’s intellectual property (excluding trademarks). In addition, Lilly granted Elanco a non-exclusive, non-sublicensable license to screen certain compounds in Lilly’s compound libraries to exploit products in the animal health field that utilize or use certain of Lilly’s intellectual property. This screening license has an initial term of two years, subject to three one-year extensions, each of which requires Lilly’s consent.

If Elanco makes any improvements to the licensed intellectual property, Elanco shall retain ownership of such improvements and provide Lilly with a non-exclusive, perpetual license to use the intellectual property in fields outside animal health (including human health).

For a period of two years following the effective date of the intellectual property and technology license agreement, each party has a right of first offer with respect to third-party offers that the other party receives to license such other party’s intellectual property in the first party’s field (animal health versus human health). In connection with such right, Elanco will negotiate exclusively as to such offer for the use of the other party’s intellectual property in the first party’s field.

Under the intellectual property and technology license agreement, Elanco will provide quarterly reports to Lilly describing any know-how generated under the agreement, including inventions, patentable subject matter, discoveries, and technical data. Elanco will retain ownership of such generated know-how and will provide Lilly with a non-exclusive, perpetual license to use the know-how in fields outside animal health (including human health).

Transitional Trademark License Agreement

Elanco entered into a transitional trademark license agreement with Lilly immediately prior to the completion of the IPO. Under the transitional trademark license agreement, Lilly granted Elanco a transitional license to use certain of Lilly’s trademarks for a period of time following the IPO. Such license is non-exclusive and royalty-free, and allows Elanco to use certain of Lilly’s trademarks on Elanco’s product packaging, any advertising materials used in connection with the sale and distribution of Elanco products, and generally in connection with the sale and distribution of its products and in the day-to-day operation of its business (including in Elanco’s books and records).

Such license will terminate on a product-by-product and country-by-country basis. The term of the license will not extend beyond four years; provided, however, that the license can extend for one additional year (beyond such four years) if the parties mutually agree upon such extension. Lilly can terminate the transitional trademark license agreement due to our breach of such agreement, upon prior written notice, subject to a limited cure period.

Registration Rights Agreement

Elanco entered into a registration rights agreement with Lilly immediately prior to the completion of the IPO, pursuant to which Elanco agreed that, upon the request of Lilly, Elanco would use its reasonable best efforts to effect the registration under applicable federal and state securities laws of any shares of Elanco common stock retained by Lilly following the IPO. Prior to the commencement of the exchange offer, we filed a registration statement on Form S-4 registering the shares of our common stock exchanged by Lilly in the exchange offer. Pursuant to the registration rights agreement, we were generally responsible for all registration expenses in connection with the performance of our obligations under the registration rights provisions in the registration rights agreement. Lilly is responsible for its own internal fees and expenses, any applicable underwriting discounts or commissions and any stock transfer taxes. The agreement contains indemnification and contribution provisions by us for the benefit of Lilly and, in limited situations, by Lilly for the benefit of us with respect to the information provided by or failed to be provided by Lilly included or omitted, as applicable, in the registration statement, prospectus or related document.

Policy Concerning Related Person Transactions

Elanco’s Board has adopted a written policy, which is referred to as the “related person transaction policy,” for the review of any transaction, arrangement or relationship in which Elanco is a participant, if the amount involved exceeds $120,000 and one of Elanco’s executive officers, directors, director nominees or beneficial holders of more than 5% of Elanco’s total equity (or their immediate family members), each of whom is referred to as a “related person,” has a direct or indirect material interest. This policy was not in effect when Elanco entered into the transactions described above.

Each of the agreements between Elanco and Lilly and its subsidiaries that were entered into prior to the completion of the IPO, and any transactions contemplated thereby, were deemed to be approved and not subject to the terms of such policy. If a related person, other than Lilly and its affiliates, proposes to enter into such a transaction, arrangement or relationship, which is referred to as a “related person transaction,” the related person must report the proposed related person transaction to Elanco’s Audit Committee. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. In approving or rejecting such proposed transactions, the Audit Committee will be required to consider relevant facts and circumstances. The Audit Committee will approve only those transactions that, in light of known circumstances, are deemed to be in Elanco’s best interests. In the event that any member of the Audit Committee is not a disinterested person with respect to the related person transaction under review, that member will be excluded from the review and approval or rejection of such related person transaction; provided, however, that such Audit Committee member may be counted in determining the presence of a quorum at the meeting of the Audit Committee at which such transaction is considered. If Elanco becomes aware of an existing related person transaction which has not been approved under the policy, the matter will be referred to the Audit Committee. The Audit Committee will evaluate all options available, including ratification, revision or termination of such transaction. In the event that management determines that it is impractical or undesirable to wait until a meeting of the Audit Committee to consummate a related person transaction, the chairman of the Audit Committee may approve such transaction in accordance with the related person transaction policy. Any such approval must be reported to the Audit Committee at its next regularly scheduled meeting.

A copy of Elanco’s related person transaction policy is available on Elanco’s website at investor.elanco.com under “Governance.”

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GOVERNANCE

Executive Officers

The following table sets forth the names, ages, as of April 8, 2020, titles and biographical information relating to Elanco’s executive officers.

Name and Position	Age	Biographical Information

Jeffrey N. Simmons President and Chief Executive Officer	52	Jeffrey N. Simmons has served as our president and Chief Executive Officer since July 2018. For additional biographical information, see page 10.

Todd S. Young Executive Vice President and Chief Financial Officer	48	Todd S. Young has served as Elanco’s Executive Vice President and Chief Financial Officer since November 2018. Prior to joining Elanco, Mr. Young was the Executive Vice President and Chief Financial Officer at ACADIA Pharmaceuticals, a biopharmaceutical company, since 2016. Prior to his time at ACADIA, Mr. Young served as Senior Vice President and Treasurer leading the creation of a capital structure for Baxalta, a biopharmaceutical company, up until its acquisition by Shire in June 2016. Prior to Baxalta, Mr. Young worked for over 14 years at Baxter International Inc., a health care company, in multiple leadership roles, including Corporate Vice President and Treasurer, Vice President, International Finance, and Vice President, Global Financial Planning and Analysis.

James M. Meer Vice President, Chief Accounting Officer	50	James M. Meer has served as Elanco’s Chief Accounting Officer since September 2018. Prior to joining Elanco, Mr. Meer served as the Chief Financial Officer of Healthx, Inc., a healthcare technology company beginning June 2017. Prior to joining Healthx, he served as Senior Vice President of Finance at Appirio, an information technology consulting company, from 2014 to 2017, and as Vice President and Corporate Controller at Salesforce (previously ExactTarget), a cloud-based software company, from 2011 to 2014. Prior to 2011, Mr. Meer held various financial, accounting and strategy positions at 3M (previously Aero Technologies Inc.), Hill-Rom, Hillenbrand Industries and Ernst & Young LLP.

Ramiro M. Cabral Executive Vice President, Elanco International	48	Ramiro M. Cabral has served as Elanco’s Executive Vice President, Elanco International since January 2019. Mr. Cabral served as Executive Vice President, Elanco International and Global Customer Value from July 2018 to December 2018, and as Vice President and Chief Marketing Officer of the Elanco Animal Health division of Lilly from 2017 until September 2018. Mr. Cabral joined Lilly in 2005 and held various leadership positions for Elanco, including Vice President and Head of Operations for Elanco EMEA from 2013 to 2017, during the acquisitions and integrations of Janssen, Lohmann and Novartis Animal Health divisions. Mr. Cabral’s other roles include Senior Director, U.S. Beef Business Unit from 2011 to 2012, General Manager of Elanco Canada from 2008 to 2010, and Global Marketing Manager from 2005 to 2007.

Michael-Bryant Hicks Executive Vice President, General Counsel and Corporate Secretary	45	Michael-Bryant Hicks has served as Elanco’s Executive Vice President, General Counsel and Corporate Secretary since July 2018. Mr. Hicks served as General Counsel of the Elanco Animal Health division of Lilly from May 2018 to September 2018. Prior to joining Elanco, Mr. Hicks served in various legal roles, including General Counsel at Mallinckrodt plc, a specialty pharmaceutical company, from 2016 to 2018, Senior Vice President, General Counsel and Corporate Strategy at The Providence Service Corporation, a social services company, from 2014 to 2016 and as Assistant General Counsel at DaVita Inc., a health care company, from 2011 to 2013.

David S. Kinard Executive Vice President, Human Resources	53	David S. Kinard has served as Elanco’s Executive Vice President, Human Resources since January 2019. Mr. Kinard served as Elanco’s Executive Vice President, Human Resources and Corporate Affairs from July 2018 to December 2018, and as Vice President of Human Resources and Global Learning and Development for the Elanco Animal Health division of Lilly from May 2018 to September 2018. Prior to May 2018, Mr. Kinard served in various leadership roles for Lilly, including Vice President of Human Resources for a variety of Lilly businesses, including Lilly International in 2017, Bio-Medicines and Emerging Markets from 2015 to 2017, and Lilly Diabetes and Global Employee Relations/HR Operations from 2011 to 2015.

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GOVERNANCE

Sarena S. Lin Executive Vice President, Global Marketing, Corporate Strategy & Transformation	49	Sarena S. Lin has served as Elanco’s Executive Vice President, Global Marketing, Corporate Strategy & Transformation since November 2019. Ms. Lin served as Executive Vice President, Elanco USA, Corporate Strategy and Global Marketing from January 2019 to October 2019, as Executive Vice President, Elanco USA and Global Strategy from July 2018 to December 2018 and as Senior Vice President of North American Operations and Strategy at the Elanco Animal Health division of Lilly from January 2018 to September 2018. Prior to joining Lilly, Ms. Lin served as President of Cargill Feed & Nutrition, an animal nutrition company, from 2014 to 2017. Prior to 2014, Ms. Lin served as Global Head of Strategy and Business Development for Cargill from 2011 to 2014, leading major strategy and acquisitions. Prior to 2011, Mr. Lin was a partner at McKinsey, specializing in cross-border strategy and large scale post-merger integrations. Ms. Lin served on the board of directors for the animal health and dental distributor, Patterson Companies, from 2014 to 2018.

Aaron L. Schacht Executive Vice President, Innovation, Regulatory and Business Development	52	Aaron L. Schacht has served as Elanco’s Executive Vice President, Innovation, Regulatory and Business Development since July 2018. Mr. Schacht served as the Vice President of global research and development of the Elanco Animal Health division of Lilly from 2015 to September 2018. Prior to 2015, Mr. Schacht served in various leadership roles for Lilly, including Global Brand Development Leader of Pain in Lilly BioMedicines in 2014, Senior Advisor of Strategy & Business Development for Lilly BioMedicines from 2012 to 2014, and Executive Director of Global External R&D at Lilly from 2008 to 2012.

David A. Urbanek Executive Vice President, Manufacturing and Quality	53	David A. Urbanek has served as Elanco’s Executive Vice President, Manufacturing and Quality since July 2018. Mr. Urbanek served as Vice President of Manufacturing at the Elanco Animal Health division of Lilly from November 2017 to September 2018. Prior to that, Mr. Urbanek served in various leadership roles for Lilly’s Manufacturing division, including Senior Director of Emerging Markets Manufacturing from 2013 to 2017, Senior Director of Global Diabetes Manufacturing from 2011 to 2013, and Senior Director of External Drug Products Operations from 2009 to 2011.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This compensation discussion and analysis (“CD&A”) provides detailed information regarding the 2019 compensation for Elanco’s Chief Executive Officer, Chief Financial Officer and three most highly-compensated executive officers who are named below (collectively, the “Named Executive Officers”):

Name	Title
Jeffrey N. Simmons	President, Chief Executive Officer and Director
Todd S. Young	Executive Vice President and Chief Financial Officer
David S. Kinard	Executive Vice President, Human Resources
David A. Urbanek	Executive Vice President, Manufacturing and Quality
Aaron L. Schacht	Executive Vice President, Innovation, Regulatory and Business Development

This CD&A discusses the compensation programs applicable to the Named Executive Officers and their compensation thereunder in 2019, including a description of Elanco’s compensation philosophy, the elements of each compensation program, the factors that the Compensation Committee considered in setting compensation, and how the company’s financial results affected payouts under the 2019 short-term and long-term incentive plans for each of the Named Executive Officers.

Our Philosophy on Compensation

Our compensation programs are designed to help achieve the goals of attracting, engaging and retaining highly talented individuals who are committed to our core values of integrity, excellence and respect for people, while balancing the long-term interests of our shareholders and customers.

Our compensation and benefits programs are based on the following objectives:

•	Attract, retain, motivate, and reward top talent. Programs have clear line-of-sight to financial and operational goals that support the business strategy of innovation and profitable growth.

•	Pay for Performance. Programs provide the opportunity to earn above median compensation if superior results are achieved and below median compensation if below target results are achieved.

•	Create sustained long-term stakeholder value. Programs emphasize sustainable performance, such that our executives’ interests are aligned with those of our stakeholders.

We will achieve these objectives by:

▪	Providing a compensation program that includes base salaries, and short-term and long-term incentive plans that are generally provided to other Elanco employees or similarly-situated executives in our competitive talent market.
▪	Generally targeting compensation levels, in aggregate, at the median (50th percentile) of the competitive market, which is comprised of similarly-sized companies within the life sciences industry, with consideration of other industries, as appropriate.
▪	In certain situations, where there is scarcity of talent for a critical role, we may exceed the targeted median positioning of the market. In comparison to our peer group, however, the Total Direct Compensation (“TDC”) of our executive officers in 2019 ranged from 46% to 97% of the median TDC paid to the executives in our peer group.
▪	Delivering senior executive pay with a greater emphasis on equity and lower weighting on cash to promote an ownership mentality and ensure stakeholder alignment.
▪	Promoting a team mentality through the alignment of pay with company results while enabling leadership to differentiate pay throughout the year to recognize performance.
▪	Requiring that senior executives maintain a meaningful stock ownership interest to align their financial interests with those of our stakeholders.
▪	Limiting the perquisites and other non-performance-based elements of the compensation program.
▪	Ensuring the compensation program does not incentivize excessive risk-taking.
▪	Considering stakeholder feedback through annual say-on-pay results and other sources when designing Elanco’s compensation and benefit programs.
▪	Designing the program with consideration of the industry in which Elanco operates and the impact of market conditions.

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Compensation Processes and Analysis

Process for Setting Compensation

The independent, post-separation Compensation Committee considered individual performance assessments, compensation recommendations from senior leadership, Elanco’s company performance, Elanco’s peer group data, input from its compensation consultant and its own judgment when determining compensation for Elanco’s executive officers. When determining the compensation for employees who were not executive officers of Elanco, Elanco’s senior management considered similar factors consistent with Elanco’s philosophy, focusing on individual performance assessments, compensation recommendations from senior leadership, Elanco’s performance, and their own judgment.

•	Assessment of individual performance. The applicable Named Executive Officer’s individual performance assessment was based on achievement of objectives established at the start of each year, including the demonstration of Elanco’s values and leadership behaviors.

•	Assessment of company performance. Elanco company performance was considered in two ways:

•	Overall performance of the prior year based on a variety of metrics, which was a factor in establishing target compensation.

•	Specific performance goals were established at the beginning of the performance period, which if met, will determine payouts under cash and equity incentive programs.

•	Peer group analysis. Elanco used data from its peer group to benchmark compensation decisions, but did not use this data as the sole basis for its compensation targets.

•	Input from an independent compensation consultant concerning executive pay. The Compensation Committee received the advice of its independent compensation consultant, Willis Towers Watson, when setting the compensation for Elanco’s executive officers.

In addition, the Compensation Committee charter was amended in August 2019, to provide for the Board’s ratification of CEO Compensation based upon Compensation Committee recommendation.

Elanco Peer Group and Benchmarking

Elanco’s peer group for 2019 was comprised of companies that were direct competitors of Elanco, operated in a similar business model and employed people with the unique skills required to operate an established biopharmaceutical company. The Compensation Committee selected a peer group whose median revenues were broadly similar to that of Elanco’s, with none being larger than three times Elanco’s size. Based on the advice of Willis Towers Watson, the following group of 17 companies were identified as Elanco’s peers for 2019:

Agilent Technologies	Hologic	STERIS plc
Alexion Pharmaceuticals	IDEXX Laboratories	United Therapeutics
BioMarin Pharmaceutical	Incyte	Varian Medical Systems
Bio-Rad Laboratories	Jazz Pharmaceuticals plc	West Pharmaceutical Services
DENTSPLY SIRONA	Mettler-Toledo International	Zoetis
Edwards Lifesciences	PerkinElmer

The Compensation Committee periodically reviews Elanco’s peer group and makes adjustments to its size and composition, when appropriate.

To determine the elements of Elanco’s compensation programs for its Named Executive Officers, the Board approved compensation derived from following benchmarks, among others:

•	When comparable positions are disclosed, proxy statement data for the above peer group as disclosed in each company’s prior year Compensation Discussion and Analysis and executive compensation tables; and

•	Willis Towers Watson survey data for similarly-sized companies in the life sciences industry.

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Components of Executive Compensation

Elanco’s 2019 executive compensation program, in which certain key employees participate, including the Named Executive Officers was primarily comprised of base salary, annual cash bonus and long-term equity awards.

•	2019 annual cash bonus program included:

•	Elanco’s Corporate Bonus Plan (the “Elanco Bonus Plan”), under which bonuses are calculated based on Elanco’s performance as compared to Elanco’s internal targets for revenue and earnings before interest and taxes (“EBIT”), and Elanco’s innovation progress.

•	2019 equity incentive program included:

•	Performance awards (the “Elanco PAs”), which are Elanco equity awards with a performance component measuring Elanco’s two-year growth in EBIT.

•	Elanco Restricted Stock Units (the “Elanco RSUs”), which are Elanco time-vesting equity awards issued to certain executive officers and key employees of Elanco, including our Named Executive Officers.

•	Unique to 2019, Elanco granted equity awards (the “Replacement Awards”) to replace certain previously unvested Lilly awards, which Lilly awards included Shareholder Value Awards (“SVAs”), restricted stock units, and performance awards, mirroring the original vesting date, with an exchange rate determined as of the date of the separation. For additional detail, see “Equity Incentives” and “Summary Compensation Table” below. For the issuance of these Replacement Awards, Sarena Lin, the company’s Executive Vice President, Global Marketing, Corporate Strategy and Transformation, would have been a Named Executive Officer for 2019, replacing David Urbanek.

Elanco employees, which included the Named Executive Officers, also received a company benefits package, described below under “Other Elanco Compensation Practices and Information — Employee Benefits.”

1.	Base Salary

Base salaries for Elanco employees, including for the Named Executive Officers, are reviewed and established annually by Elanco and may be adjusted upon promotion, following a change in job responsibilities or to maintain market competitiveness. Salaries are based on each person’s level of contribution, responsibility, expertise and competitiveness with respect to Elanco peer group data.

Base salary increases for 2019 were established based upon our corporate budget for salary increases, which were set considering our performance over the prior year, expected performance for the following year and general external trends. In setting salaries, Elanco seeks to retain, motivate and reward successful performers, while maintaining affordability within the company’s business plan.

During 2019, the base salaries of certain of the Named Executive Officers were adjusted as described in the table below. As such, the table below reflects the actual annual salary earned by the Named Executive Officers in 2018 and 2019. See also the Summary Compensation Table in the section entitled “Executive Compensation Tables” below.

Name	2018 Annual Base Salary	2019 Annual Base Salary (2)
Mr. Simmons	$775,185(1)	$1,000,000
Mr. Young	$91,667(3)	$550,000
Mr. Kinard	$420,972(1)	$430,000
Mr. Urbanek	$381,885(1)	$385,000
Mr. Schacht	-	$434,167(4)

(1)	Represents a blend of salary prior to the IPO and a salary increase in connection with the 2018 IPO.
(2)	See “Elanco Peer Group and Benchmarking” above.
(3)	Mr. Young joined Elanco on November 1, 2018.
(4)	Effective March 1, 2019, Mr. Schacht’s salary was adjusted from $355,000 to $450,000.

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2.	Annual Cash Bonus

The Named Executive Officers participated in the Elanco Bonus Plan during 2019. The Elanco Bonus Plan for 2019 was designed to reward the achievement of Elanco’s financial goals and innovation objectives for the year. The bonus was based on three areas that are measured relative to internal targets: revenue, EBIT, and certain innovation targets set by Elanco (“Elanco innovation progress”).

Elanco’s performance goals under the Elanco Bonus Plan and individual bonus targets are set at the beginning of each year. Actual payout can range from 0% to 200% of an individual’s bonus target. The Elanco Bonus Plan for 2019 allowed for adjustments to Elanco’s 2019 fiscal performance based on unforeseen events, which adjustments needed to be recommended by management for consideration and approval by the Compensation Committee.

Performance targets and the assessment of the relative weighting for each objective is based upon annual operating plans with a threshold, target and maximum set for each objective (with straight line interpolation for achievement between relevant levels). The 2019 weightings were as follows:

Elanco Bonus Plan

Elanco Goals	Weighting
Elanco revenue performance	30%
Elanco EBIT performance	40%
Elanco innovation progress	30%

Based on this weighting, the Elanco Bonus Plan multiple is calculated as follows:

(0.30 × revenue multiple) + (0.40 × EBIT multiple) + (0.30 × innovation progress multiple) = Elanco Bonus Plan multiple

The annual Elanco Bonus Plan payout for each individual is calculated as follows:

Elanco Bonus Plan multiple × individual bonus target × base salary = payout

Bonus targets for 2018 and 2019 are shown in the table below as a percentage of the Named Executive Officer’s actual base salary earnings. Elanco continued the existing Elanco Bonus Plan for all of the Named Executive Officers for the period from the completion of the IPO through December 31, 2018, and the Board adjusted bonus targets for certain of the Named Executive Officers for that period.

Name	Pre-IPO 2018 Bonus Target	Post-IPO 2018 Bonus Target	Weighted 2018 Bonus Target(1)	2019 Bonus Target
Mr. Simmons	80%	120%	91%	120%
Mr. Young	N/A	70%	70%	70%
Mr. Kinard	45%	60%	49%	60%
Mr. Urbanek	45%	60%	49%	60%
Mr. Schacht	-	60%	-	60%

(1)	The 2018 bonus targets for and Messrs. Simmons, Urbanek, Schacht, and Kinard represent a weighted average of the amounts approved by Lilly management for the period prior to the IPO and amounts approved by Elanco’s Board in connection with the IPO.

The 2019 results described below reflect Elanco’s 2019 performance with respect to the Elanco Bonus Plan targets and are not presented on the same basis as, and are not directly comparable to, our combined financial results presented in our financial statements included in our Annual Report on Form 10-K.

Performance targets for the Elanco Bonus Plan were based on Elanco’s 2019 operating plan. Elanco’s performance compared to the 2019 targets for revenue, EBIT, and innovation progress, as well as the resulting bonus multiple, is set forth below. Adjustments to revenue, and therefore, EBIT targets, were made to account for unforeseen events throughout the year, including, amongst other things, the effect of Elanco’s 2019 revenue from African Swine Fever, a one-time expense from a settlement, the acquisitions of Aratana Therapeutics, Inc. and Prevtec Microbia, Inc., and other unforeseen circumstances related to a supply disruption with one of our contract manufacturers.

	2019 Elanco Target	2019 Elanco Results	Multiple
Revenue	$3.128B	$3.100B	0.8497
EBIT	$590.2M	$589.5M	0.9937
Innovation Progress	100%	130%	1.3000
Resulting Elanco Bonus Multiple			1.04

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Elanco’s 2019 innovation progress target was 3.0 on a scale of 1.0 to 5.0. Elanco’s innovation progress multiple was comprised of the following factors: (i) achievement of certain product approvals, (ii) the number of entrants into early and late stage development, (iii) adherence to approval timelines and (iv) a qualitative assessment of overall performance by Aaron Schacht, Elanco’s Executive Vice President, Innovation, Regulatory and Business Development. Based on the weighted outcomes of these factors, Elanco achieved a 3.60 score, which correlates to a 1.30 innovation progress multiple for use in the calculation of the 2019 Elanco Bonus Plan.

When combined, Elanco’s revenue, EBIT, and innovation multiples yielded a 2019 Elanco Bonus Plan multiple of:

(0.30 × 0.8497) + (0.40 × 0.9937) + (0.30 × 1.30) = 1.04 bonus multiple

The 2019 bonuses paid to the Named Executive Officers under the 2019 Elanco Bonus Plan are as follows:

Name	2019 Bonus ($)
Mr. Simmons	$1,248,000
Mr. Young	$400,400
Mr. Kinard	$268,320
Mr. Urbanek	$240,240
Mr. Schacht	$270,920

3.	Equity Incentives Under Elanco’s 2019 Long-Term Incentive Plan

Elanco primarily grants two types of equity incentives to executives and certain other employees under its long-term incentive plans — Elanco PAs and Elanco RSUs. Elanco PAs are designed to focus leaders on achieving certain determined company financial performance objectives. Equity issued under our long-term incentive plans are issued pursuant to the terms of The 2018 Elanco Stock Plan (the “Elanco Stock Plan”). The Compensation Committee has the discretion to adjust downward (but not upward) any equity award payout, including executive officers’ payout from the amount yielded by the applicable formula.

Performance Awards (Elanco PAs)

All of our Named Executive Officers received Elanco PAs under Elanco’s 2019 Long-Term Incentive Plan that vest over a two-year performance period. In November 2018, the Compensation Committee established two one-year EBIT targets for the 2019-2020 performance period, based on Elanco’s business plan at that time. The EBIT target is subject to adjustments which may include impacts of divestitures, acquisitions, non-GAAP adjustments, or other adjustments approved by the Compensation Committee over the two-year performance period. These awards do not accumulate dividends. The Compensation Committee believes that EBIT growth is an effective measure of operational performance given the transitional nature of Elanco’s IPO and unknown market response, while focusing on delivery on planned financials.

Payouts for the 2019-2020 Elanco PAs range from 0% to 200% of the target, based on the achievement of the EBIT targets, which we believe to be rigorous and challenging. The specific EBIT metrics and the range of awards related to the achievement of such metrics are reflective of Elanco’s confidential business plan, the disclosure of which would cause Elanco competitive harm.

Performance-Based Replacement Awards

In 2019, the Compensation Committee approved one-time performance-based Replacement Awards to Messrs. Simmons, Kinard, Urbanek, and Schacht to replace unvested Lilly Performance Awards from the performance period January 1, 2018 to December 31, 2019, that would have otherwise been forfeited at the time of separation. These awards were granted on February 12, 2019, to certain executive officers who were former Lilly employees, with 40% of the amount of the award being subject to a one-year performance period. The remaining 60% of the award shares were issued taking into account Lilly performance from January 1, 2018 until the grant date. These one-year Replacement Awards also utilized an EBIT multiple. Possible payouts ranged from 0% to 200% of the target, depending on Elanco EBIT performance over the performance period.

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 The Elanco EBIT target for this performance period set by the Compensation Committee was $590 million, of which $589.5 million was attained.

For the Named Executive Officers who participated in these awards, the number of Elanco shares earned under the performance-based Replacement Awards is set forth in the table below. Details on the vesting schedule of these awards appears below, in the section Outstanding Equity Awards at December 31, 2019.

Name	Target Shares	Shares Paid Out
Mr. Simmons	34,425	34,339(1)
Mr. Kinard	14,344	14,308
Mr. Urbanek	17,932	17,887
Mr. Schacht	10,217	10,192

(1)	Mr. Simmons’ shares underlying this Replacement Award will not vest until February 1, 2021, as they remain subject to time-based vesting.

Restricted Stock Unit Awards (Elanco RSUs)

All of our Named Executive Officers received Elanco RSUs under Elanco’s 2019 Long-Term Incentive Plan. These awards vest over a three-year period, with 33% of the award vesting on the first anniversary of the grant date, 33% of the award vesting on the second anniversary of the grant date, and 34% of the award vesting on the third anniversary of the grant date. In addition, some of the Replacement Awards, which were part of Elanco’s 2019 Long-Term Incentive Plan, were issued as Elanco RSUs with the same vesting schedule as previously forfeited Lilly awards.

Elanco Equity Program — Target Grant Values

For the 2019 equity awards, excluding the Replacement Awards, Elanco set the total target value for Messrs. Simmons, Young, Urbanek, Kinard and Schacht based on internal pay equity, Elanco performance, individual performance and Elanco peer group data. Total target values for the 2018 and 2019 equity grants to the applicable Named Executive Officers were as follows:

Name	2018 Annual Equity Grant(1)	2019 Annual Equity Grant
Mr. Simmons	$1,200,000	$4,150,000
Mr. Young	N/A	$1,200,000
Mr. Kinard	$400,000	$625,000
Mr. Urbanek	$500,000	$550,000
Mr. Schacht	-	$650,000

(1)	This column reflect equity granted by Lilly to certain of the Named Executive Officers. Mr. Young was not eligible for an annual Lilly equity grant since he was never a Lilly employee.

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Other Elanco Compensation Practices and Information

Elanco Employee Benefits

Elanco offers core employee benefits coverage to:

•	provide the Elanco workforce with a reasonable level of financial support in the event of illness or injury;

•	provide post-retirement income; and

•	enhance productivity and job satisfaction through benefit programs that focus on overall well-being.

The benefits that were available to the Named Executive Officers during their employment with Elanco were generally the same as those available to all U.S. Elanco employees and included medical and dental insurance, disability insurance and life insurance. In addition, The Elanco Employee 401(k) plan (the “Elanco 401(k) Plan” or the “Plan”) provides U.S. Elanco employees a competitive level of retirement income reflecting employees’ careers with Elanco.

The Elanco 401(k) Plan and Other Retirement Benefits

Elanco provides retirement income to eligible employees, which includes the Named Executive Officers, through The Elanco 401(k) Plan, a defined contribution plan qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. Participants may elect to contribute a portion of their base salary to the plan, and Elanco provides matching contributions on employees’ contributions up to 6% of base salary up to IRS limits. In addition, Elanco provides a non-elective contribution in the amount of 3% of base salary earnings, pending active employment on December 31 of each year. The employee contributions, Elanco contributions and earnings thereon are paid out in accordance with elections made by the participant under the terms and conditions of the Plan.

Neither Elanco nor its subsidiaries sponsor (1) a nonqualified deferred compensation plan, or (2) a nonqualified savings plan. Elanco, through one of its subsidiaries, sponsors a defined benefit retirement plan for certain of its employees at one of its manufacturing sites. Other than this one defined benefit retirement plan, neither Elanco nor any of its subsidiaries sponsor defined benefit retirement plans, although eligible employees may receive transition service credit for vesting and eligibility purposes under certain retirement plans sponsored by Eli Lilly and Company.

The Elanco Deferred Compensation Plan

Elanco’s executive officers may defer receipt of all or part of their cash bonus under The Elanco Deferred Compensation Plan, which allows participants to save for retirement in a tax-effective way at minimal cost to Elanco. Under this unfunded plan, amounts deferred by the participant are credited at an interest rate of 120% of the applicable federal long-term rate, as described in more detail following the “Nonqualified Deferred Compensation in 2019” table.

Stock Ownership and Holding Guidelines

Elanco’s Board has adopted stock ownership guidelines for Elanco’s executive officers. These stock ownership guidelines require the Chief Executive Officer to hold the number of shares of Elanco common stock equal to six times (6x) his or her base salary, and other executive officers to hold the number of shares of Elanco common stock equal to three times (3x) their base salaries. The Named Executive Offers were compliant with the stock ownership guidelines with respect to the annual equity awards granted to them, which requires the retention of 50% of all equity awards granted until their stock ownership requirements are satisfied, as they each build toward their respective ownership requirements.

Hedging/Pledging Policy

Elanco’s Board adopted a hedging and pledging policy under which our non-employee directors and employees are not permitted to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engage in transactions that hedge or offset any decrease in the market value of a company’s equity securities granted to the employee or director as compensation or held directly or indirectly by the employee or director.

Executive Compensation Recovery Policy

All Elanco incentive awards generally are subject to forfeiture upon termination of employment prior to the end of the performance or vesting period or for disciplinary reasons. In addition, the Compensation Committee has adopted an executive compensation recovery policy that gives the Compensation Committee broad discretion to claw back Elanco incentive payouts from any member of Elanco senior management, which includes our Named Executive Officers, whose misconduct results in a material violation of law or company policy that causes significant harm to Elanco or who fails in his or her supervisory responsibility to prevent such misconduct by others. The Elanco recovery policy covers any Elanco incentive compensation awarded or paid to an employee at a time when he or she is a member of Elanco senior management. Subsequent changes in status, including retirement or termination of employment, do not affect Elanco’s rights to recover compensation under the policy. Recoveries under the Elanco plan can extend back as far as three years.

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Executive Compensation Tables

All amounts included in the tables below represent compensation paid to or earned by the applicable Named Executive Officers in 2019 or the year indicated in the applicable table.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total Compensation ($)(7)
Jeffrey Simmons President and Chief Executive Officer	2019 2018 2017	$1,000,000 $775,185 $688,118	$0 $0 $0	$13,534,347 $2,530,654 $2,400,000	$0 $1,119,445 $0	$1,248,000 $907,450 $379,841	N/A $0 $1,261,845	$19,422 $46,511 $41,287	$15,801,769 $5,379,245 $4,771,091
Todd Young Executive Vice President and Chief Financial Officer	2019 2018	$550,000 $91,667	$0 $200,000	$1,202,567 $300,032	$0 $0	$400,400 $79,567	N/A $1,102	$121,165 $8,285	$2,274,132 $680,653
David Kinard Executive Vice President, Human Resources	2019 2018 2017	$430,000 $420,972 $405,632	$0 $0 $0	$2,128,266 $703,302 $518,750	$0 $215,288 $0	$268,320 $180,180 $244,596	N/A $0 $379,379	$24,256 $25,258 $24,338	$2,860,842 $1,652,499 $1,572,696
David Urbanek Executive Vice President, Manufacturing and Quality	2019 2018 2017	$385,000 $381,885 $297,174	$0 $0 $0	$2,196,557 $825,302 $300,040	$0 $215,288 $0	$240,240 $233,083 $76,887	N/A $202,856 $333,402	$18,191 $22,913 $17,830	$2,839,988 $1,881,328 $1,025,333
Aaron Schacht Executive Vice President, Innovation, Regulatory and Business Development	2019	$434,167	$0	$2,101,855	$0	$270,920	N/A	$19,367	$2,826,309

(1)	Mr. Young received a one-time cash bonus payment of $200,000 as part of his employment offer.

(2)	This column shows the grant date fair value of the Elanco RSUs, and Elanco PAs, and prior Lilly PAs, Executive Officer PAs, Lilly SVAs, Executive Officer SVAs, and Lilly RSUs, as applicable, awarded to the Named Executive Officers in 2017, 2018, and 2019, computed in accordance with FASB ASC Topic 718, based upon the probable outcome of the performance conditions as of the grant date and the assumptions in Note 14: Stock-Based Compensation to Elanco’s consolidated and combined financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2019, filed by Elanco with the Securities and Exchange Commission on February 28, 2020. The grant date fair value for Elanco PAs included in the “Stock Awards” column are based on the probable payout outcome anticipated at the time of grant, which for the Elanco PAs was at target value.

The “Stock Awards” column also includes one-time Elanco PAs and Elanco RSUs awards as follows:

•	Messrs. Simmons, Kinard, Urbanek, and Schacht each received performance-based Replacement Awards on February 12, 2019, to replace previously unvested Lilly Performance Awards, that would have otherwise been forfeited at the time of separation. Of these awards, 40% of the amount of granted shares is subject to a one-year performance period. The remaining 60% of shares had been adjusted for the Lilly Performance from January 1, 2018 until the grant date. The grant date fair value for Mr. Simmons was $1,008,653. For Mr. Kinard, the grant date fair value was $420,279. For Mr. Urbanek the grant date fair value was $525,408. For Mr. Schacht the grant date fair value was $299,358. These Replacement Awards vested on February 14, 2020, for Messrs. Kinard, Urbanek, and Schacht, and will vest on February 1, 2021 for Mr. Simmons.

•	Messrs. Simmons, Kinard, Urbanek, and Schacht each received multiple Elanco RSUs as Replacement Awards on February 12, 2019, which replaced previously unvested Lilly SVAs and Lilly RSUs, that would have otherwise been forfeited at the time of separation. For Mr. Simmons, the grant date fair value was $8,375,677. For Mr. Kinard, the grant date fair value was $1,082,974. For Mr. Urbanek, the grant date fair value was $1,121,100. For Mr. Schacht, the grant date fair value was $1,152,455. For Mr. Simmons, some awards vested on December 31, 2019 and February 1, 2020, and additional awards will vest on December 31, 2020. For Mr. Kinard, some awards vested on December 31, 2019, and additional awards will vest on December 31, 2020. For Mr. Urbanek, some awards vested on December 31, 2019, and additional awards will vest on September 1, 2020, and December 31, 2020. For Mr. Schacht, some awards vested on December 31, 2019, and additional awards will vest on September 1, 2020, and December 31, 2020.

•	Mr. Young received an Elanco RSU award, which was granted on December 3, 2018, with a grant date fair value of $300,032. He received this as a one-time award to partially offset compensation forfeited from a previous employer. One-half of this grant vested on December 3, 2019 and the remaining one-half will vest on December 3, 2020.

The “Stock Awards” column also includes Founders’ Award Elanco RSUs for Messrs. Simmons, Urbanek, Kinard and Schacht. These awards were granted on October 20, 2018, after the IPO, and will vest on October 20, 2021. The grant date fair values were $1,119,454 for Mr. Simmons and $215,302 for Messrs. Kinard, Urbanek, and Schacht.

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The supplemental table below shows the total target grant date fair values of the annual equity awards approved by the Compensation Committee in 2019 for all Named Executive Officers, and the Lilly compensation committee in 2018 for Mr. Simmons and approved by Lilly management for the remaining Named Executive Officers, as applicable:

Name	2018 Total Equity	2019 Total Equity
Mr. Simmons	$1,200,000	$1,200,000
Mr. Young*	N/A	$1,000,000
Mr. Kinard	$400,000	$625,000
Mr. Urbanek	$500,000	$550,000
Mr. Schacht**	-	$650,000

*	Mr. Young was not eligible for an annual Lilly equity grant since he was never a Lilly employee.
**	Mr. Schacht is a new Named Executive Officer as of 2019.

The table below shows the minimum, target and maximum payouts for the 2019 Replacement Performance Awards included in this column of the “Summary Compensation Table.”

Name	Payout Date	Target Payout	Maximum Payout
Mr. Simmons	February 2021	$1,008,643	$1,412,114
Mr. Kinard	February 2020	$420,279	$588,403
Mr. Urbanek	February 2020	$525,408	$735,577
Mr. Schacht	February 2020	$299,358	$419,107

The table below shows the minimum, target and maximum payouts for the 2019 Performance Awards included in this column of the “Summary Compensation Table.”

Name	Payout Date	Target Payout	Maximum Payout
Mr. Simmons	February 2021	$3,112,505	$6,225,010
Mr. Young	February 2021	$900,023	$1,800,046
Mr. Kinard	February 2021	$468,760	$937,520
Mr. Urbanek	February 2021	$412,529	$825,058
Mr. Schacht	February 2021	$487,524	$975,048

(3)	The “Option Awards” column includes Founders’ Awards of Elanco options for Messrs. Simmons, Kinard, Urbanek, and Schacht. These nonqualified stock option awards were granted after the IPO on October 20, 2018. These options vest on the third anniversary of the grant date, followed by a seven-year exercise period. The grant date fair values were $1,119,445 for Mr. Simmons, and $215,288 for Messrs. Kinard, Urbanek and Schacht. The grant date fair value of such awards is based upon the assumptions described in Note 13: Stock Based Compensation to Elanco’s consolidated and combined financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2018 filed by Elanco with the Securities and Exchange Commission on February 20, 2019.

(4)	This column shows payments under the Elanco Bonus Plan for performance in 2019, and/or the Lilly Bonus Plan for performance in 2018 and 2017. See “Components of Executive Compensation – Annual Cash Bonus” above for details on 2019 payouts for the Named Executive Officers under the 2019 Elanco Bonus Plan.

(5)	The amounts in this column represent information previously reported in Elanco’s 2018 proxy statement and represent changes in Lilly pension value, calculated by Lilly’s actuary, and are affected by additional service accruals and pay earned, as well as actuarial assumption changes.

(6)	The amounts in this column consist solely of Elanco’s matching contributions under the Elanco 401(k) for each Named Executive Officer, any recognition program awards, Imputed Life income, or Health Saving Account contributions. There were no reportable perquisites, personal benefits or tax reimbursements or gross-ups paid to any of the Named Executive Officers for 2019, with the exception of grossed-up relocation expenses for Mr. Young.

(7)	Excluding the one-time impact of the Replacement Awards, the 2019 compensation for each Named Executive Officer would have been as detailed in the table below. If not for the Replacement Awards, Sarena Lin would have been a Named Executive Officer in 2019, rather than David Urbanek.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total Compensation ($)
Jeffrey Simmons President and Chief Executive Officer	2019	$1,000,000	$0	$4,150,017	$0	$1,248,000	$19,422	$6,417,439
Todd Young Executive Vice President and Chief Financial Officer	2019	$550,000	$0	$1,202,567	$0	$400,400	$121,165	$2,274,132
David Kinard Executive Vice President, Human Resources	2019	$430,000	$0	$625,013	$0	$268,320	$24,256	$1,347,589
David Urbanek Executive Vice President, Manufacturing and Quality	2019	$385,000	$0	$550,049	$0	$240,240	$18,191	$1,193,480
Aaron Schacht Executive Vice President, Innovation, Regulatory and Business Development	2019	$434,167	$0	$650,042	$0	$270,920	$19,367	$1,374,496

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Grants of Plan-Based Awards During 2019

The following table reflects grants of plan-based awards described in the CD&A under each of the following plans: the Elanco Bonus Plan (a non-equity incentive plan), and the Elanco Stock Plan, which provides for the grant of Elanco PA, Elanco RSUs, and Elanco stock options. To receive a payout under the Elanco PAs and Elanco RSUs, a participant must remain employed with Elanco through the end of the relevant performance period or vesting date (except in the case of death, disability, retirement or redundancy). No dividends accrue on either the Elanco PAs or the Elanco RSUs prior to payout or vesting, as applicable.

			Elanco compensation committee	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value
Name	Award	Grant Date(2)	Action Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	of Stock Awards(8)
Mr. Simmons	2019 Elanco Bonus Plan			$72,000	$1,200,000	$2,400,000
	2019 Replacement PAs(3)	2/12/2019	2/12/2019				20,655	34,425	48,195		$1,008,652
	2019 Elanco PAs(4)	3/1/2019	2/12/2019				50,925	101,849	203,698		$3,112,505
	2019 Replacement RSUs(5)	3/12/2019	2/12/2019							264,718	$8,375,678
	2019 Elanco RSUs(6)	3/1/2019	2/12/2019							33,950	$1,037,512
Mr. Young	2019 Elanco Bonus Plan			$23,100	$385,000	$770,000
	2019 Elanco PAs(4)	3/1/2019	2/12/2019				14,726	29,451	58,902		$900,023
	2019 Elanco RSUs(6)	3/1/2019	2/12/2019							9,817	$300,008
	2019 Elanco Own Our Future Award(7)	3/1/2019	2/12/2019							83	$2,536
Mr. Kinard	2019 Elanco Bonus Plan			$15,480	$258,000	$516,000
	2019 Replacement PAs(3)	2/12/2019	2/12/2019				8,606	14,344	20,082		$420,279
	2019 Elanco PAs(4)	3/1/2019	2/12/2019				7,670	15,339	30,678		$468,760
	2019 Replacement RSUs(5)	3/12/2019	2/12/2019							34,228	$1,082,974
	2019 Elanco RSUs(6)	3/1/2019	2/12/2019							5,113	$156,253
Mr. Urbanek	2019 Elanco Bonus Plan			$13,860	$231,000	$462,000
	2019 Replacement PAs(3)	2/12/2019	2/12/2019				7,173	17,932	21,357		$525,408
	2019 Elanco PAs(4)	3/1/2019	2/12/2019				6,750	13,499	26,998		$412,529
	2019 Replacement RSUs(5)	3/12/2019	2/12/2019							22,413	$1,121,100
	2019 Elanco RSUs(6)	3/1/2019	2/12/2019							4,500	$137,520
Mr. Schacht	2019 Elanco Bonus Plan			$15,630	$260,500	$521,000
	2019 Replacement PAs(3)	2/12/2019	2/12/2019				6,130	10,217	14,304		$299,358
	2019 Elanco PAs(4)	3/1/2019	2/12/2019				7,977	15,953	31,906		$487,524
	2019 Replacement RSUs(5)	3/12/2019	2/12/2019							36,424	$1,152,455
	2019 Elanco RSUs(6)	3/1/2019	2/12/2019							5,318	$162,518

(1)	These columns show the threshold, target and maximum payouts for performance under the 2019 Elanco Bonus Plan. Bonus payouts range from 0% to 200% of target. The threshold, target and maximum amounts represents a weighted average of the amounts approved by the Compensation Committee. Mr. Schacht’s full year 2019 bonus target is reflective of his adjusted base pay, effective March 1, 2019.

(2)	To assure grant timing is not manipulated for employee gain, the annual grant date for Elanco awards is established in advance of the grant date by the Compensation Committee. Elanco equity awards to new hires and other off-cycle grants are generally effective on the first trading day of the following quarter.

(3)	This row shows the range of payouts for 2019 performance-based Replacement Awards, of which 40% of the granted shares are subject to a performance multiple ranging from 0% to 200% of target. The performance-based Replacement Awards paid out in February 2020, with the exception of those of Mr. Simmons’, which will pay out in January 2021. The grant date fair value of the performance-based Replacement Awards was based on the probable payout outcome at the time of grant. The target and maximum values for these awards are set forth in Note 2 to the Summary Compensation Table above.

(4)	This row shows the range of payouts for 2019 Elanco Performance Awards. These performance awards will pay out in February 2021, with payouts ranging from 0% to 200%. The grant date fair value of the Elanco Replacement PAs is based on the probable payout outcome at the time of grant. The target and maximum values are listed for these awards in Note 2 to the Summary Compensation Table, above.

(5)	This row shows the shares underlying the Elanco RSUs granted as Replacement Awards. For Messrs. Simmons, Kinard, Urbanek, and Schacht, a certain number of these shares vested on December 31, 2019. See also the information in “Elanco Stock Vested in 2019” below. Other portions of these awards vested or will vest February 1, 2020 and December 31, 2020 for Mr. Simmons; December 31, 2020 for Mr. Kinard; September 1, 2020 and December 31, 2020 for Messrs. Urbanek and Schacht.

(6)	This row shows the shares underlying the Elanco RSUs granted under the 2019 Elanco Long-Term Incentive Plan. One third of these shares vested on March 1, 2020, one third of these shares will vest on March 1, 2021, and the remainder of these shares will vest on March 1, 2022.

(7)	This row shows the shares granted to Mr. Young as part of a global grant made to all employees in connection with the company’s IPO (the ‘‘all employee award’’). The other Named Executive Officers did not receive this award as they had received Founders’ Awards in 2018. The shares underlying the Founders’ Award will all vest on March 1, 2022. Since Mr. Young was not employed at Elanco at the time of these Founders’ Awards, he was provided with this “all employee” RSU Award grant.

(8)	This column shows the grant date fair value of the Elanco PAs computed in accordance with FASB ASC Topic 718, based upon the probable outcome of the performance conditions as of the grant date, as well as the grant date fair value of the Elanco RSUs. See also notes 3 through 7 of this table.

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Outstanding Equity Awards at December 31, 2019

The closing price of Elanco’s common stock on December 31, 2019, which was $29.45, was used to calculate the values in the table below.

		Option Awards				Stock Awards
Name	Award	Number of Securities Underlying Options Exercisable (#)	Number of Securities Underlying Options Unexercisable (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Mr. Simmons	2019 - 2020 Executive PAs							101,849(1)	$2,999,453
	2019 Elanco RSUs					33,950(2)	$999,828
	2019 Elanco Replacement PAs							34,339(3)	$1,013,816
	2019 Elanco Replacement RSUs					153,219(4)	$4,512,300
	Elanco Founders RSUs					36,287(5)	$1,068,652
	Elanco Options		109,642(6)	$31.61	10/20/2028
Mr. Young	2019 - 2020 Elanco PAs							29,451(1)	$867,332
	2019 Elanco RSUs					9,817(2)	$289,111
	2019 Sign-On RSUs					4,492(7)	$132,289
	2019 Own Our Future Award					83(8)	$2,444
Mr. Kinard	2019 – 2020 Elanco PAs							15,339(1)	$451,734
	2019 Elanco RSUs					5,113(2)	$150,578
	2019 Elanco Replacement PAs							14,308(9)	$422,431
	2019 Elanco Replacement RSUs					17,928(10)	$527,980
	Elanco Founders RSUs					6,979(5)	$205,532
	Elanco Options		21,086(6)	$31.61	10/20/2028
Mr. Urbanek	2019 – 2020 Elanco PAs							13,499(1)	$397,546
	2019 Elanco RSUs					4,500(2)	$132,525
	2019 Elanco Replacement PAs							17,887(9)	$528,097
	2019 Elanco Replacement RSUs					32,289(11)	$950,911
	Elanco Founders RSUs					6,979(5)	$205,532
	Elanco Options		21,086(6)	$31.61	10/20/2028
Mr. Schacht	2019 – 2020 Elanco PAs							15,953(1)	$469,816
	2019 Elanco RSUs					5,318(2)	$156,615
	2019 Elanco Replacement PAs							10,192(9)	$300,891
	2019 Elanco Replacement RSUs					27,588(12)	$812,467
	Elanco Founders RSUs					6,979(5)	$205,532
	Elanco Options		21,086(6)	$31.61	10/20/2028

(1)	Elanco PAs granted for the 2019-2020 performance period, to the extent earned, are scheduled to vest as soon as administratively practicable following the close of the performance period. In accordance with the Securities and Exchange Commission’s regulations, the number of shares and payout value for the performance awards and restricted stock units reflect the target payout for this grant since the company’s performance over the two-year performance period cannot be determined at this time.

(2)	Elanco RSUs granted on March 1, 2019. One third of the shares underlying this grant vested on March 1, 2020, one third of the shares will vest March 1, 2021, and the remainder of the shares will vest March 1, 2022.

(3)	For Mr. Simmons, this award represents a performance-based Replacement Award that was issued on February 12, 2019, with a one-year performance period from January 1, 2019 until December 31, 2019, to replace unvested Lilly Performance Award shares that would have otherwise been forfeited at the time of Elanco’s separation from Lilly. This award will vest on February 1, 2021. The number of shares reflected in the table with respect to this Replacement Award is the actual amount of shares that will vest on February 21, 2021, as the final performance metric was approved by the Compensation Committee on February 14, 2020.

(4)	Elanco RSUs granted on March 12, 2019, to replace the award of unvested Lilly RSUs. Of this total, 65,060 shares underlying this award vested on February 1, 2020, and 88,159 shares underlying this award will vest on December 31, 2020.

(5)	Elanco RSUs award granted after Elanco’s IPO, which award shall vest annually in three equal installments beginning on October 20, 2021.

(6)	An award of nonqualified stock options granted after Elanco’s IPO, which award shall vest annually in three equal installments beginning on October 20, 2021 followed by a seven-year exercise period ending October 20, 2028.

(7)	Elanco RSU granted to Mr. Young on December 3, 2018. One-half of this grant (4,491 shares) vested on December 3, 2019, and the remaining 4,492 shares will vest on December 3, 2020.

(8)	Reflects the “all employee” award granted to Mr. Young on March 1, 2019. The award will cliff vest on March 1, 2022.

(9)	For Messrs. Kinard, Urbanek, and Schacht this award represents a performance-based Replacement Award that was issued February 12, 2019, with a one-year performance period from January 1, 2019 until December 31, 2019, to replace unvested Lilly Performance Award shares that would have otherwise been forfeited at the time of Elanco’s separation from Lilly. This award vested on February 14, 2020. The number of shares reflected in the table with respect to these Replacement Award is the actual amount of shares that vested based on the company’s performance under the metrics for such award as approved by the Compensation Committee on February 14, 2020.

(10)	Elanco RSUs granted to Mr. Kinard on March 12, 2019, to replace unvested Lilly RSU shares that would have otherwise been forfeited at the time of Elanco’s separation from Lilly, which will vest on December 31, 2020.

(11)	Elanco RSUs granted to Mr. Urbanek on March 12, 2019, to replace unvested Lilly RSU shares that would have otherwise been forfeited at the time of Elanco’s separation from Lilly. Of this total, 9,876 shares underlying these Elanco RSUs will vest on September 1, 2020, and the remaining 22,413 shares underlying these Elanco RSUs will vest on December 31, 2020.

(12)	Elanco RSUs granted to Mr. Schacht on March 12, 2019, to replace unvested Lilly RSU shares that would have otherwise been forfeited at the time of Elanco’s separation from Lilly. Of this total, 14,815 shares underlying these Elanco RSUs will vest on September 1, 2020, and the remaining 12,773 shares underlying these Elanco RSUs will vest on December 31, 2020.

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Elanco Stock Vested in 2019

	Elanco Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mr. Simmons	67,772(2)	$1,995,885
Mr. Young	3,207(3)	$87,551
Mr. Kinard	11,412(2)	$336,083
Mr. Urbanek	2,078(2)	$61,197
Mr. Schacht	6,081(2)	$179,085

(1)	Amounts reflect the market value of the Elanco’s common stock on the day the stock award vested.
(2)	Replacement Awards issued in March of 2019 to replace unvested Lilly shares that would have otherwise been forfeited at the time of Elanco’s separation from Lilly.
(3)	The first vesting event of Mr. Young’s sign-on award of restricted stock units granted in December 2018.

Nonqualified Deferred Compensation

Name	Plan	Executive Contributions in Last Fiscal Year ($)(1)	Registrant (Elanco) Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
Mr. Simmons	Elanco deferred compensation	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$0
Mr. Young	Elanco deferred compensation	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$0
Mr. Kinard	Elanco deferred compensation	$67,080	$0	$0	$0	$0
	Total	$67,080	$0	$0	$0	$0
Mr. Urbanek	Elanco deferred compensation	$240,240	$0	$0	$0	$0
	Total	$240,240	$0	$0	$0	$0
Mr. Schacht	Elanco deferred compensation	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$0

(1)	The amounts in this column are also included in the Summary Compensation Table, in the “Elanco Non-Equity Incentive Plan Compensation” column (deferred compensation).

The Nonqualified Deferred Compensation table above shows information about the Elanco Deferred Compensation Plan. Elanco executives may defer receipt of all or part of their cash bonus under the Elanco Deferred Compensation Plan. Amounts deferred by executives under the Elanco plan are credited with interest at 120% of the applicable federal long-term rate as established the preceding December by the U.S. Treasury Department under Section 1274(d) of the Code with monthly compounding. There were no active balances during 2019, so there is no compounding to report. Initial contributions for bonuses earned in 2019, payable in 2020, will be made in the first quarter of 2020. Participants may elect to receive the funds in a lump sum or in up to ten annual installments following termination of employment, but may not make withdrawals while employed by Elanco, except in the event of hardship as approved by the Compensation Committee. All deferral elections and associated distribution schedules are irrevocable. The Nonqualified Deferred Compensation is unfunded and subject to forfeiture in the event of bankruptcy.

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Payments Upon Termination or Change in Control (as of December 31, 2019)

The following table describes the potential payments and benefits under Elanco’s compensation and benefit plans, and arrangements to which the applicable Named Executive Officers would have been entitled upon a hypothetical termination of employment on December 31, 2019, in the circumstances described in the table. The closing price of Elanco’s common stock on December 31, 2019, was $29.45, and was the price used to calculate the values in the table below. The narrative following the tabular disclosure below contains more details on the treatment of certain equity awards upon a qualifying termination of employment for the Named Executive Officers. Other than the payments and benefits described below, any agreement to provide severance payments or benefits (other than following a change in control) would be at the discretion of our Compensation Committee.

	Cash Severance Payment(1)	Continuation of Medical / Welfare Benefits (present value)	Value of Acceleration of Equity Awards	Total Termination Benefits
Mr. Simmons
• Termination due to death	$0	$0	$8,744,564 (3)	$8,744,564
• Termination due to disability, reduction in force, or retirement	$0	$0	$5,749,300(3)	$5,749,300
• Involuntary or good reason termination after change in control	$4,400,000	$26,624(2)	$10,594,049 (5)	$15,020,673
Mr. Young
• Termination due to death	$0	$0	$818,675(4)	$818,675
• Termination due to disability, reduction in force, or retirement	$0	$0	$485,136 (4)	$485,136
• Involuntary or good reason termination after change in control	$1,870,000	$26,420(2)	$1,291,176 (4)	$3,187,596
Mr. Kinard
• Termination due to death	$0	$0	$1,512,160 (3)	$1,512,160
• Termination due to disability, reduction in force, or retirement	$0	$0	$986,621 (3)	$986,621
• Involuntary or good reason termination after change in control	$1,376,000	$17,919(2)	$1,758,253 (5)	$3,152,172
Mr. Urbanek
• Termination due to death	$0	$0	$1,998,037 (3)	$1,998,037
• Termination due to disability, reduction in force, or retirement	$0	$0	$1,280,137 (3)	$1,280,137
• Involuntary or good reason termination after change in control	$1,232,000	$20,934(2)	$2,214,611 (5)	$3,467,545
Mr. Schacht
• Termination due to death	$0	$0	$1,689,375(3)	$1,689,375
• Termination due to disability, reduction in force, or retirement	$0	$0	$1,045,328 (3)	$1,045,328
• Involuntary or good reason termination after change in control	$1,440,000	$27,487(2)	$1,945,320 (5)	$3,412,807

(1)	As of December 31, 2019, the Named Executive Officers were entitled to severance under The Elanco Change-in-Control Severance Pay Plan for Select Employees upon an involuntary retirement or termination without cause (see below).

(2)	See “Elanco Change-in-Control Severance Pay Plan for Select Employees” below for a discussion of payments following a change in control.

(3)	Includes amounts for Mr. Simmons that would be paid under Founders’ Award, 2019 - 2020 Elanco PAs, 2019 - 2021 Elanco RSUs, 2019 Eli Lilly Replacement PAs, and 2019 Eli Lilly Replacement RSUs. For Mr. Young, the amount includes 2019 - 2020 Elanco PAs, 2019 - 2021 Elanco RSUs, 2019 sign on RSU award and the 2019 “all employee” award. For Mr. Kinard, the amount includes the Founders’ Award, 2019 - 2020 Elanco PAs, 2019 - 2021 Elanco RSUs, 2019 Eli Lilly Replacement PAs, and 2019 Eli Lilly Replacement RSUs. For Mr. Urbanek, the amount includes the Founders’ Award Elanco RSUs, 2019 – 2020 Elanco PAs, 2019 -2021 Elanco RSUs, 2019 Eli Lilly Replacement PAs, and 2019 Eli Lilly Replacement RSUs. For Mr. Schacht, the amount includes the Founders’ Award Elanco RSUs, 2019 – 2020 Elanco PAs, 2019 -2021 Elanco RSUs, 2019 Eli Lilly Replacement PAs, and 2019 Eli Lilly Replacement RSUs.

(4)	Includes the acceleration of Elanco RSUs related to the one-time Elanco RSU award Mr. Young received as part of his hiring upon the event of certain qualifying terminations.

(5)	Includes the acceleration of Elanco RSUs and PAs, Eli Lilly Replacement RSUs and PAs, and 2019 Founders’ Awards, as applicable, upon the event of certain qualifying terminations following a change-in-control.

Equity Acceleration in Connection with a Change-in-Control

Upon a change-in-control of Elanco, unvested Elanco RSUs and options will continue to vest and pay out upon the earlier of the completion of the original award period, upon a covered termination of employment as described below, or if the successor entity does not assume, substitute or otherwise replace the award. Elanco PAs will be paid out at target upon a change in control.

Elanco Change-in-Control Severance Pay Plan for Certain of Elanco’s Employees

In connection with the IPO, the Board adopted Elanco change-in-control severance pay plans for nearly all Elanco employees, including a plan that applies to the Named Executive Officers. These severance pay plans are intended to preserve employee morale and productivity, and encourage retention in the face of the disruptive impact of an actual or rumored change-in-control. In addition, these severance pay plans are intended to align participating Elanco employees’ and Elanco’s shareholder interests by enabling executives to evaluate corporate transactions that may be in the best interests of Elanco’s shareholders and other stakeholders without undue concern over whether the transactions would jeopardize the participating employee’s own employment. Outside of a change-in-control, Elanco is not obligated to pay severance to its Named Executive Officers upon termination of employment, but severance may be paid at the discretion of the Compensation Committee.

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The basic elements of the select plan applicable to the Named Executive Officers include:

•	Double trigger. Unlike “single trigger” plans that pay out immediately upon a change in control, the select plan requires a “double trigger” — a change-in-control followed by an involuntary loss of employment within two years. This is consistent with Elanco’s intent to provide employees with financial protection resulting from a loss of employment.

•	Covered terminations. Our participating Named Executive Officers are eligible for payments under our severance pay plan if, within two years of the change-in-control, their employment is terminated (i) without cause by Elanco; or (ii) for good reason by the employee, each as is defined in the plan.

•	Severance payment. Named Executive Officers are eligible for up to two years’ base salary plus two times their target bonus for the then-current year.

•	Benefit continuation. Basic employee benefits such as health and life insurance would continue for 18 months following a participating Named Executive Officer’s termination of employment, unless he or she becomes eligible for coverage with a new employer during that 18-month period.

•	No gross-ups. In some circumstances, the payments or other benefits received by a participating employee in connection with a change in control could exceed limits established under Section 280G of the Code resulting in an excise tax payment. Elanco would not reimburse or gross-up employees for these taxes. However, the amount of benefits related to a change-in-control would be reduced to the maximum amount that would not result in an excise tax if the effect would be to deliver a greater after-tax benefit than the employee would receive if his or her benefits were not so reduced.

CEO Pay Ratio

Elanco’s compensation and benefits philosophy, and the overall structure of our compensation and benefit programs, are broadly similar across the organization to encourage and reward all employees who contribute to our success. We strive to ensure the pay of every Elanco employee reflects the level of their job impact and responsibilities, and is competitive within our peer group. Compensation rates are benchmarked and set to be market-competitive in the country in which the jobs are performed. Elanco’s ongoing commitment to pay equity is critical to our success in supporting a diverse workforce with opportunities for all employees to grow, develop, and contribute. Elanco is a global company that employs approximately 6,080 people, with more than half of our workforce located outside of the U.S.

Under rules adopted pursuant to the Dodd-Frank Act of 2010, Elanco is required to calculate and disclose the total compensation paid to its median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to Elanco’s CEO. The paragraphs that follow describe our methodology and the resulting CEO Pay ratio.

Measurement Date

We identified the median employee using our employee population on December 31, 2019.

Consistently Applied Compensation Measure (CACM)

Under the relevant rules, we identified the median employee by use of a “consistently applied compensation measure,” or “CACM.”  We chose a CACM that closely approximates the annual total direct compensation of our non-contingent employees. Specifically, we identified the median employee by looking at annual base pay, bonus opportunity at target, and the grant date fair value for standard equity awards. We did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis. We chose not to include one-time equity awards when choosing the median employee, such as any Replacement Awards that were granted to certain of the executive officers in March 2019, as the grant of such awards is not a recurring event.

De Minimis Exception

Elanco chose not to exclude any employees when determining our median employee.

Methodology and Pay Ratio

After applying our CACM, we identified the median paid employee. Once the median paid employee was identified, we calculated the median paid employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table.

Our median employee compensation as calculated using Summary Compensation Table requirements was $81,265. Our CEO’s compensation as reported in the Summary Compensation Table was $15,801,769, resulting in a CEO to median employee pay ratio of 194:1. However, if we exclude the Replacement Awards as noted above in our CACM approach, Mr. Simmons’ revised compensation becomes $6,417,439. The CEO to median employee pay ratio under this approach is 79:1.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the company used the pay ratio measure in making compensation decisions for 2019.

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oWNERSHIP OF COMPANY STOCK

The following table sets forth, as of March 16, 2020, beneficial ownership of shares of Elanco’s common stock by (i) each Elanco director, each of Elanco’s Named Executive Officers and all directors and executive officers as a group, as well as their total stock-based holdings, and (ii) by each person or group known to Elanco to be the beneficial owner of more than 5% of outstanding shares of Elanco’s common stock. Shares are beneficially owned when an individual has voting and/or investment power over the shares or could obtain voting and/or investment power over the shares within 60 days. Voting power includes the power to direct the voting of the shares and investment power includes the power to direct the disposition of the shares. Percentage of beneficial ownership is based on 398,799,023 shares of Elanco’s common stock outstanding as of March 16, 2020.

Unless otherwise indicated, the address for each holder listed below is 2500 Innovation Way, Greenfield, Indiana 46140. Except as noted by footnote, and subject to community property laws where applicable, Elanco believes based on the information provided to it that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

None of the Elanco directors and executive officers, individually or as a group, beneficially owns greater than 1% of the outstanding shares of Elanco’s common stock. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Shares of common stock beneficially owned
Name	Number of shares(1)	Percentage of shares	Directors’ and officers’ total stock-based holdings(2)
T. Rowe Price Associates, Inc.(3)	41,405,577	10.38%	N/A
The Vanguard Group (4)	34,077,726	8.55%	N/A
Wellington Management Group LLP (5)	30,932,315	7.76%	N/A
PRIMECAP Management Company(6)	30,598,365	7.67%	N/A

Jeffrey N. Simmons	245,849	*	598,759
David S. Kinard	33,058	*	88,552
Aaron L. Schacht	16,239	*	87,813
David A. Urbanek	18,679(7)	*	88,726
Todd S. Young	15,520	*	41,513
R. David Hoover	65,920(8)	*	76,995
Kapila K. Anand	2,200	*	13,275
John P. Bilbrey	14,642(9)	*	22,658
Art A. Garcia	—	—	7,055
Michael J. Harrington	7,500	*	16,779
Deborah T. Kochevar	1,000	*	9,016
Lawrence E. Kurzius	10,000	*	21,075
Kirk McDonald	—	—	8,016
Deborah Scots-Knight	—	—	8,016
All directors and executive officers as a group (18 persons)	497,328	*	1,320,770

(1) Includes shares of our common stock beneficially owned as calculated under SEC rules, including shares that may be acquired upon settlement of RSUs within 60 days, or upon exercise of stock options that are currently exercisable or will become exercisable within 60 days. As of March 16, 2020, no such RSUs or options were outstanding.

(2) This column shows the individual’s total Elanco stock-based holdings, including securities shown in the “Shares of common stock beneficially owned” columns (as described above), plus stock-based holdings that cannot be converted into shares of our common stock within 60 days, including, as applicable, RSUs subject to time-based vesting conditions, stock options, and deferred stock units held by directors. The number does not include (i) performance-based awards granted to executive officers that are subject to performance-based vesting conditions, or (ii) the annual award of deferred stock units to be credited to non-employee directors in November 2020 under the Directors’ Deferral Plan based on service during 2020.

(3) The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202. It has sole voting power with respect to 17,386,485 shares and sole dispositive power with respect to 41,341,877 shares. The share information is based solely on Amendment No. 2 to Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on April 10, 2019.

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(4) The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. It has sole voting power with respect to 276,724 shares, shared voting power with respect to 118,687 shares, sole dispositive power with respect to 33,719,198 shares and shared dispositive power with respect to 358,528 shares. The share information is based solely on a Schedule 13G filed by BlackRock, Inc. with the SEC on February 11, 2020.

(5) The address for Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210. It has, together with certain of its affiliates, shared voting power with respect to 28,088,239 shares and shared dispositive power with respect to 30,932,315 shares. The share information is based solely on a Schedule 13G filed by Wellington Management Group LLP with the SEC on January 28, 2020.

(6) The address for PRIMECAP Management Company is 177 E. Colorado Blvd., 11th Floor, Pasadena CA 91105. It has sole voting power with respect to 29,698,027 shares and sole dispositive power with respect to 30,598,365 shares. The share information is based solely on Amendment No. 1 to Schedule 13G filed by PRIMECAP Management Company with the SEC on February 12, 2020.

(7) Includes 228 shares held by Mr. Urbanek’s children.

(8) Includes 15,920 shares held in trust over which Mr. Hoover shares voting and investment power.

(9) Includes 14,642 shares held in trust over which Mr. Bilbrey shares voting and investment power.

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PROXY ITEM NO. 2: Proposal to Ratify the Appointment of Principal Independent Auditor

The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the independent auditor, and oversees the process for selecting, reviewing, and evaluating the lead audit partner. Further information regarding the committee’s oversight of the independent auditor can be found in the Audit Committee charter, available on our website at investor.elanco.com under “Governance.”

In connection with the decision regarding whether to reappoint the independent auditor each year (subject to shareholder ratification), the committee assesses the independent auditor’s performance. This assessment examines three primary criteria: (1) the independent auditor’s qualifications and experience; (2) the communication and interactions with the auditor over the course of the year; and (3) the auditor’s independence, objectivity, and professional skepticism. These criteria are assessed against an internal and an external scorecard, and are discussed with management during a private session, as well as in executive session. The committee also periodically considers whether a rotation of the company’s independent auditor is advisable.

Ernst & Young LLP (“EY”) has served as the principal independent auditor for the company since 2017 when we were still a wholly-owned subsidiary of Lilly. Based on this year’s assessment of EY’s performance, the Audit Committee believes that the continued retention of EY to serve as the company’s principal independent auditor is in the best interests of the company and its shareholders, and has therefore reappointed the firm of EY as principal independent auditor for the company for 2020. In addition to this year’s favorable assessment of EY’s performance, we recognize that there are several benefits of retaining a longer-tenured independent auditor. EY has gained institutional knowledge and expertise regarding the company’s global operations, accounting policies and practices, and internal control over financial reporting. Audit and other fees are also competitive with peer companies because of EY’s familiarity with the company and its operations. This appointment is being submitted to the shareholders for ratification.

Representatives of EY are expected to attend the annual meeting and will be available to respond to questions. Those representatives will have the opportunity to make a statement if they wish to do so.

Recommendation of the Board The Board unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our principal independent auditor for 2020.

Audit Committee Report

The Audit Committee reviews the company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls. In this context, the Audit Committee has met and held discussions with management and the independent auditor. Management represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles (“GAAP”), and the Audit Committee has reviewed and discussed the audited financial statements and related disclosures with management and the independent auditor, including a review of the significant management judgments underlying the financial statements and disclosures.

The independent auditor reports to the Audit Committee, which has sole authority to appoint and to replace the independent auditor (subject to shareholder ratification).

The Audit Committee has discussed with the independent auditor matters required to be discussed with the Audit Committee by the generally accepted auditing standards (“GAAS”), the Public Company Accounting Oversight Board (“PCAOB”) and the NYSE, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence, and has discussed with the independent auditor the auditor’s independence from the company and its management. In concluding that the auditor is independent, the Audit Committee determined, among other things, that the nonaudit services provided by EY (as described below) were compatible with its independence, and were pre-approved. Consistent with the requirements of the Sarbanes-Oxley Act of 2002 (the Sarbanes-Oxley Act), the Audit Committee has adopted policies to ensure the independence of the independent auditor, such as prior committee approval of nonaudit services and required audit partner rotation.

The Audit Committee discussed with the company’s internal auditor, chief compliance offer, and independent auditors the overall scope and plans for their respective audits. The Audit Committee periodically meets with the internal and independent auditors, with and without management present, and in private sessions with members of senior management (such as the chief financial officer and the chief accounting officer) to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting. The Audit Committee also meets at least quarterly in executive session.

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Proxy Item No. 2

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board subsequently approved the recommendation) that the audited financial statements be included in the company’s annual report on Form 10-K for the year ended December 31, 2019, for filing with the SEC. The Audit Committee has also appointed the company’s independent auditor, subject to shareholder ratification, for 2020.

Respectfully submitted,

Kapila K. Anand (Chair)
John P. Bilbrey
Art A. Garcia
R. David Hoover

April 8, 2020

The Report of the Audit Committee will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or portions thereof into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under such Acts.

Services Performed by the Independent Auditor

The Audit Committee pre-approves all services performed by the independent auditor, in part to assess whether the provision of such services might impair the auditor’s independence. The committee’s policy and procedures are as follows:

•	Audit services: The committee approves the annual audit services engagement and, if necessary, any changes in terms, conditions, and fees resulting from changes in audit scope, company structure, or other matters. Audit services for 2020 will include internal controls attestation work under Section 404 of the Sarbanes-Oxley Act. The committee may also pre-approve other audit services, which are those services that only the independent auditor reasonably can provide.
•	Audit-related services: Audit-related services are assurance and related services that are reasonably related to the performance of the audit or reviews of the financial statements, and that are traditionally performed by the independent auditor. The committee believes that the provision of these services does not impair the independence of the auditor.
•	Tax services: The committee believes that, in appropriate cases, the independent auditor can provide tax compliance services, tax planning, and tax advice without impairing the auditor’s independence.
•	Other services: The committee may approve other services to be provided by the independent auditor if (i) the services are permissible under SEC and PCAOB rules, (ii) the committee believes the provision of the services would not impair the independence of the auditor, and (iii) management believes that the auditor is the best choice to provide the services.
•	Approval process: At the beginning of each audit year, management requests prior committee approval of the annual audit, statutory audits, and quarterly reviews for the upcoming audit year as well as any other services known at that time. Management will also present at that time an estimate of all fees for the upcoming audit year. As specific engagements are identified thereafter, they are brought forward to the committee for approval.

For each engagement, management provides the committee with information about the services and fees, sufficiently detailed to allow the committee to make an informed judgment about the nature and scope of the services and the potential for the services to impair the independence of the auditor.

After the end of the audit year, management provides the committee with a summary of the actual fees incurred for the completed audit year.

Independent Auditor Fees

The following table shows the fees incurred for services rendered on a worldwide basis by Ernst & Young for 2019.

	2019	2018
Audit Fees(1)	$6,245,436	$4,598,109
Audit-Related Fees(2)	$165,294	$27,652
Tax Fees(3)	$119,668	$81,338
All Other Fees	-	-
Total Fees	$6,530,398	$4,707,099

(1)	Includes annual audit of consolidated and subsidiary financial statements, reviews of quarterly financial statements and other services normally provided by the auditor in connection with statutory and regulatory filings.

(2)	Primarily related to services related to employee benefit plan, audit or attestation services required by statutes or regulations and certain other services.

(3)	Primarily related to tax compliance services

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PROXY ITEM NO. 3: NON-BINDING VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act requires that we include in this proxy statement a non-binding vote on the compensation of the named executive officers as described in this proxy statement.

We encourage shareholders to review the Compensation Discussion and Analysis, or “CD&A,” beginning on page 25. The CD&A provides additional details of our executive compensation program, including our compensation philosophy and objectives, the individual elements of our executive compensation program, and how our executive compensation program is administered.

The Board believes that the executive compensation as disclosed in the CD&A, tabular disclosures, and other narrative executive compensation disclosures in this proxy statement aligns with our compensation philosophy and objectives as well as the pay practices of our peer group. The Board strongly endorses the company’s executive compensation program and recommends that shareholders vote to approve the compensation of the named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis section and the tabular and narrative disclosures included herein.

Although the vote is advisory and non-binding, the Board values the opinions of the company’s shareholders as expressed through their votes and other communications. The Board and the Compensation Committee will consider the outcome of the advisory vote on executive compensation when making future compensation decisions. We currently intend to hold a non-binding shareholder vote on our executive compensation each year at the annual meeting of our shareholders.

Recommendation of the Board The Board unanimously recommends a vote FOR the approval of the compensation of the company’s named executive officers.

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SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes information as of December 31, 2019, relating to our equity compensation plans under which equity securities are authorized for issuance:

	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity Compensation Plans approved by security holders	3,335,259(1)	$31.61(2)	7,664,741
Equity Compensation Plans not approved by security holders	-	-	-
Total	3,335,259	$31.61	7,664,741

(1)	Includes 354,097 stock options, 2,899,539 shares underlying RSUs granted under the Elanco Stock Plan, and 81,623 deferred Director RSUs granted under the Elanco Stock Plan.

(2)	The weighted-average exercise price is only applicable to stock options.

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OTHER MATTERS

Other Business at the Annual Meeting

Management does not intend to bring before the meeting any matters other than those specifically described above and knows of no matters other than the foregoing to come before the meeting. If any other matters or motions properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote shares of our common stock subject to such proxy in accordance with the recommendation of management on such matters or motions, including any matters dealing with the conduct of the meeting.

Future Shareholder Proposals

Proposals and Nominations Not for Inclusion in Proxy Statement

In accordance with our bylaws, a shareholder who, at any annual meeting of our shareholders, intends to nominate a person for election as a director or present a proposal must so notify our Corporate Secretary, in writing, describing such nominee(s) or proposal and providing certain information concerning such shareholder as described in our bylaws, including, among other things, name, address, number of shares beneficially owned, a brief description of any derivative securities or other agreement, arrangement, or understanding (including any swaps, warrants, short positions, profits interests, options, hedging transactions, or borrowed or loaned shares) with respect to our shares, engaged in, directly or indirectly by the proposing shareholder, and the reasons for and interest of such shareholder in the proposal. Generally, to be timely, such notice must be received by our Corporate Secretary at our principal executive offices not less than 90 days nor more than 120 days in advance of the first anniversary of the preceding year’s annual meeting, provided that in the event that no annual meeting was held the previous year or the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, not later than the close of business on the later of 120 days in advance of such annual meeting or, if later, 10 days following the date on which public disclosure of the date of the meeting was first made. For our annual meeting to be held in 2021, any such notice must be received by us at our principal executive offices between January 21, 2021 and February 20, 2021 to be considered timely for purposes of the 2021 annual meeting. Any person interested in offering such a nomination or proposal should request a copy of the relevant bylaw provisions from our Corporate Secretary or refer to our bylaws as publicly filed with the SEC. Please note that these time periods also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority, which rules are separate from and in addition to the SEC requirements that a shareholder must meet in order to have a proposal included in our proxy statement.

Our bylaws also set out specific eligibility requirements that nominees for director must satisfy, which require nominees to:

•	complete and return a written questionnaire with respect to the background and qualification of the nominee and the background of any other person or entity on whose behalf the nomination is being made; and

•	provide a written representation and agreement that the nominee:

•	is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such prospective nominee, if elected as a director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to us or (2) any Voting Commitment that could limit or interfere with the nominee’s ability to comply, if elected as a director, with the nominee’s fiduciary duties under applicable law;

•	is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than us with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein; and

•	if elected as a director, will serve for the entire term and would be in compliance and will comply with all of our applicable codes of conduct, corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

Proposals for Inclusion in Proxy Statement Pursuant to Rule 14a-8

Shareholder proposals intended to be presented at the 2021 annual meeting must be received by us at our principal executive office no later than December 9, 2020, in order to be eligible for inclusion in our proxy statement and proxy relating to that meeting under Rule 14a-8 of the Exchange Act. Upon receipt of any proposal, we will determine whether to include such proposal in accordance with SEC rules and regulations.

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OTHER MATTERS

Householding of Proxy Materials

The SEC has adopted rules which permit companies and intermediaries such as brokers to satisfy delivery requirements for Notice of Internet Availability of Proxy Material with respect to two or more shareholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Material addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Under the householding procedure, certain shareholders, whether they own registered shares or shares in street name, who have the same address will receive only one set of proxy materials, unless one or more of the shareholders at that address has previously notified us that they want to receive separate copies. Regardless of how you own your shares, if you received a single set of proxy materials as a result of householding, and one or more shareholders at your address would like to have separate copies of these materials with respect to the 2020 annual meeting or in the future, please notify us by sending a written request to Elanco Animal Health Incorporated, Attention: Investor Relations, 2500 Innovation Way, Greenfield, Indiana 46140, or by telephone at 1-877-352-6261, and we will promptly deliver these documents to you or start householding, as applicable, following our receipt of such request.

Solicitation of Proxies

We will bear the cost of the solicitation of proxies for the meeting. Brokerage houses, banks, custodians, nominees and fiduciaries are being requested to forward the proxy material to beneficial owners and their reasonable expenses will be reimbursed by us. Solicitation will be made by mail and may also be made personally or by telephone, facsimile or other means by our executive officers, directors and employees, without special compensation for such activities. We have not engaged an outside proxy solicitor to assist with the solicitation of proxies.

By Order of the Board of Directors
Michael-Bryant Hicks
Executive Vice President, General Counsel and Corporate Secretary

April 8, 2020

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VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 20, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ELAN2020**

You may only attend the annual meeting online, including to vote and/or submit questions. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 20, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E92379-P35451 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ELANCO ANIMAL HEALTH INCORPORATED

The Board of Directors recommends you vote FOR each of the following nominees:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Michael J. Harrington	☐	☐	☐
1b. Deborah T. Kochevar	☐	☐	☐
1c. Kirk P. McDonald	☐	☐	☐

The Board of Directors recommends you vote FOR each of the following proposals:	**For**	**Against**	**Abstain**
2. To ratify the appointment of Ernst & Young LLP as the Company's principal independent auditor for 2020.	☐	☐	☐
3. To approve, by non-binding vote, the compensation of the Company's named executive officers.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date